As  filed  with  the  Securities  and  Exchange   Commission  on  June  4,  2003
Registration No. 333-__________

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
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                         SAMARITAN PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

       Nevada                           8731                       88-0431538
(State or other jurisdiction    (Primary standard industrial    (IRS employer
 of incorporation or             Classification number)         identification
 organization)                                                      number)

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                     101 Convention Center Drive, Suite 310
                             Las Vegas, Nevada 89109
                                 (702) 735-7001
          (Address and telephone number of principal executive offices and principal place of business)

                              --------------------

                                  Eugene Boyle
                             Chief Financial Officer
                         Samaritan Pharmaceuticals, Inc.
                     101 Convention Center Drive, Suite 310,
                             Las Vegas, Nevada 89109
                    Phone: (702) 735-7001 Fax: (702) 737-7016
            (Name, address and telephone number of agent for service)

                              --------------------

                                   Copies to:

                                Clayton E. Parker
                                  Troy J. Rillo
                           Kirkpatrick & Lockhart LLP
                      201 South Biscayne Blvd., Suite 2000
                              Miami, Florida 33131
                    Phone: (305) 358-7095 Fax: (305) 539-3300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


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                         CALCULATION OF REGISTRATION FEE


   Title of Each Class of      Proposed Amount     Proposed Maximum Offering       Proposed Maximum          Amount of
Securities to be Registered    to be Registered       Price Per Share (1)         Offering Price (1)      Registration Fee
----------------------------- ------------------- ----------------------------- ------------------------ -------------------
Common Stock, $.001 par
       value                      18,125,000              $0.155                       $2,809,375              $227.28
----------------------------- ------------------- ----------------------------- ------------------------ -------------------


(1) This price is used solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act and is estimated, based on the high and low prices of the common stock on May 28, 2003.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED JUNE 4, 2003.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the securities and exchange commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                         SAMARITAN PHARMACEUTICALS, INC.

                        18,125,000 Shares of Common Stock

This prospectus relates to the sale of up to 18,125,000 shares of our common stock by Fusion Capital Fund II, LLC. Fusion Capital is sometimes referred to in this prospectus as the selling stockholder. The prices at which Fusion Capital may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our shares by Fusion Capital.

Our common stock is quoted on the Nasdaq Over-The-Counter Bulletin Board under the symbol "SPHC." On June 3, 2003, the last reported sale price for our common stock as reported on the Nasdaq Over-The-Counter Bulletin Board was $0.17 per share.


The selling stockholder is an "underwriter" within the meaning of the Securities Act of 1933, as amended.

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The securities offered in this prospectus involve a high degree of risk. You should consider the "risk factors" beginning on page 3 before purchasing our common stock.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                   The date of this prospectus is ___________.

                               Table of Contents
                            ------------------------

Prospectus Summary........................................................... 2
Risk Factors................................................................. 3
Cautionary Note Regarding Forward-Looking Statements........................ 11
Use of Proceeds............................................................. 11
Market for Common Equity and Related Stockholder Matters.................... 12
Plan of Operation........................................................... 13
Business.................................................................... 18
The Fusion Transaction...................................................... 24
Management.................................................................. 27
Security Ownership of Certain Beneficial Owners and Management.............. 37
Selling Stockholder......................................................... 38
Plan of Distribution........................................................ 39
Description of Capital Stock................................................ 40
Shares Eligible For Future Sale............................................. 44
Legal Opinion............................................................... 45
Experts..................................................................... 45
Changes In And Disagreements With Accountants
     On Accounting And Financial Disclosure................................. 45
Additional Information...................................................... 46
Index to Financial Statements.............................................. F-1


Unless otherwise specified, the information in this prospectus is set forth as of June 4, 2003, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

                               PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. When we refer in this prospectus to the "company," "we," "us," and "our," we mean Samaritan Pharmaceuticals, Inc., a Nevada corporation, together with our subsidiaries.

Our Company

Samaritan Pharmaceuticals, Inc. is a development stage biotechnology company engaged in the research and development of novel therapeutic and diagnostic products to treat chronic debilitating diseases such as Alzheimer's, Cancer, central nervous system ("CNS") disorders, cardiovascular disease and HIV.

Our overall corporate strategy is to build a robust technology pipeline by (1) In-licensing early-stage patented technologies from Academic Research Centers, and (2) Focus on the discovery and the development of new drug compounds and technology to add to our pipeline at Samaritan Laboratories, in collaboration with Georgetown University.

Samaritan was formed in March 1996 and became public in October 1997. Our principal executive offices are located at 101 Convention Center Drive, Suite 310, Las Vegas, Nevada 89109. Our telephone number is (702) 735-7001. The address of our website is www.samaritanpharmaceuticals.com. Information on our website is not part of this prospectus.

The Offering

On April 22, 2003, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC (Fusion Capital), pursuant to which Fusion Capital has agreed to purchase, on each trading day, $20,000 of our common stock up to an aggregate, under certain conditions, of $10.0 million. Fusion Capital, the selling stockholder under this prospectus, is offering for sale up to 18,125,000 shares of our common stock. As of May 28, 2003, there were 80,526,337 shares of our common stock outstanding, including the 3,125,000 shares that we have issued to Fusion Capital as a commitment fee for its purchase obligations, but excluding the other 15,000,000 shares offered by Fusion Capital pursuant to this prospectus. The number of shares offered by this prospectus represents 15.7% of our total common stock outstanding as of May 28, 2003. The number of shares ultimately offered for sale by Fusion Capital depends upon the number of shares purchased by Fusion Capital and the number of additional commitment shares to be issued to Fusion Capital under the common stock purchase agreement.

                                  RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk, and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein. As used in this prospectus, the terms "we," "us," "our," "the Company" and "Samaritan" mean Samaritan Pharmaceuticals, Inc. a Nevada corporation, unless the context indicates a different meaning.

Risks Related To Our Financial Condition

We Have A Limited Operating History With Significant Losses And Expect Losses To Continue For The Foreseeable Future

We are a biopharmaceutical company in a research and development stage. We have been unprofitable since our inception and have incurred significant losses. These losses have resulted principally from costs incurred in our research and development programs and from our general and administrative costs. We expect to continue to incur losses and we may never be profitable. We have derived no significant revenues from product sales or royalties. We do not expect to achieve significant product sales or royalty revenue in the near future and are not able to predict when we might do so. Furthermore we may never do so. We expect to continue to incur substantial additional operating losses in the future. These losses may increase significantly as we expand development and clinical trial efforts although we prioritize our capital to technologies closest to commercialization.

Even with our financing arrangement with Fusion Capital, we may require additional financing to sustain our operations

We will require substantial funds to sustain operations and to grow our business. The amount of which will depend, among other things, on the rate of progress and the cost of our research and product development programs and clinical trial activities, the cost of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights, and the cost of developing manufacturing and marketing capabilities, if we decide to undertake those activities. The clinical development of a therapeutic product is a very expensive and lengthy process and may be expected to utilize $5 to $20 million over a three to six year development cycle. We currently do not have available the financial resources to complete the clinical development of any of our therapeutic products without a strategic partner. Although we believe we could license the manufacturing and marketing rights to our products in return for up-front licensing and other fees and royalties on any sales, there can be no assurance that we will be able to do so in the event we seek to do so. We need to obtain additional funds to develop our therapeutics products and our future access to capital is uncertain. The allocation of limited resources is an ongoing issue for us as we move from research activities into the more costly clinical investigations required to bring therapeutic products to market.

We only have the right to receive $20,000 per trading day under the agreement with Fusion Capital unless our stock price equals or exceeds $0.45, in which case the daily amount may be increased at our option. Generally, Fusion Capital shall not be obligated to purchase any shares of our common stock on any trading days that the market price of our common stock is less than $0.10. Since we initially registered 15,000,000 shares for sale by Fusion Capital pursuant to this prospectus (excluding the total of 3,125,000 shares issuable to Fusion Capital as a commitment fee), the selling price of our common stock to Fusion Capital will have to average at least $0.67 per share for us to receive the maximum proceeds of $10.0 million without registering additional shares of common stock. Assuming a purchase price of $0.155 per share (the closing sale price of the common stock on May 28, 2003) and the purchase by Fusion Capital of the full 15,000,000 shares under the common stock purchase agreement, proceeds to us would be $2,325,000.

The extent we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient financing from Fusion Capital were to prove prohibitively expensive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the full $10.0 million under the common stock purchase agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans. Other than the agreement with Fusion Capital, we do not have any commitments or arrangements to obtain any such funds and there can be no assurance that any additional funds, whether through exercise of warrants and stock options, additional sales of securities or collaborative or other arrangements with corporate partners or from other sources, will be available to us upon terms acceptable to us or at all. If we are unable to obtain additional financing we might be required to delay, scale back or eliminate certain of our research and product development programs or clinical trials, or be required to license third parties to commercialize products or technologies that we would otherwise undertake ourselves, or cease certain operations all together, any of which might have a material adverse effect upon us. If we raise additional funds by issuing equity securities, dilution to stockholders may result, and new investors could have rights superior to holders of shares purchased in this offering. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.


Risks Related To Our Business

We are subject to extensive regulation which can be costly and time consuming and subject us to unanticipated delays

All of our potential products and manufacturing activities are subject to comprehensive regulation by the Food and Drug Administration (FDA) in the United States and by comparable authorities in other countries. The process of obtaining FDA and other required regulatory approvals, including foreign approvals, is expensive and often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. Preclinical studies involve laboratory evaluation of product characteristics and often animal studies to assess the efficacy and safety of the product. The FDA regulates preclinical studies under a series of regulations called the current Good Laboratory Practices regulations. If the sponsor violates these regulations, the FDA, in some cases, may invalidate the studies and require that the sponsor replicate them. Certain of our potential products may be novel, and regulatory agencies may lack experience with them, which may lengthen the regulatory review process, increase our development costs and delay or prevent their commercialization. There is limited successful commercialization of products based on technology such as ours. In addition, we have had only limited experience in filing and pursuing applications necessary to gain regulatory approvals, which may impede our ability to obtain timely FDA approvals, if at all. We will not be able to commercialize any of our potential therapeutic products until we obtain FDA approval, and so any delay in obtaining, or inability to obtain, FDA approval would harm our business. We have not yet sought FDA approval for any of our therapeutic product. If we violate regulatory requirements at any stage, whether before or after marketing approval is obtained, we may be fined, forced to remove a regulated product from the market and experience other adverse consequences including delay, which could materially harm our financial results. Additionally, we may not be able to obtain the labeling claims necessary or desirable for the promotion of our therapeutic products. We may also be required to undertake post-marketing trials. In addition, if we or others identify side effects after any of our therapeutic products are on the market, or if manufacturing problems occur, regulatory approval may be withdrawn and reformulation, additional clinical trials, changes in labeling, and additional marketing applications may be required. An investigational new drug application ("IND") must become effective before human clinical trials may commence. The IND is automatically effective 30 days after receipt by the FDA, unless before that time the FDA requests an extension to review the application or raises concerns or questions about the conduct of the trials as outlined in the application. In the latter case, the sponsor of the application and the FDA must resolve any outstanding concerns before clinical trials can proceed. However, the submission of an IND may not result in the FDA authorizing us to commence clinical trials in any given case. Accordingly, we cannot assure you that any of our product development efforts will be successfully completed, that any of our products will be proven to be safe and effective, that regulatory approvals will be obtained at all or be as broad as sought, that our products will be capable of being produced in commercial quantities.

We may experience numerous unforeseen events during the testing process, that could delay or prevent commercialization of our products

The process of developing therapeutic products requires significant research and development, preclinical testing and clinical trials, as well as regulatory filings and patent prosecution, all of which are extremely expensive and time-consuming. If testing of a particular product does not yield successful results, then we will be unable to commercialize that product. Some of our potential therapeutic programs are in research or preclinical development, the results of which do not necessarily predict or prove safety or efficacy in humans. Therefore, we must demonstrate each product's safety and efficacy in humans through extensive clinical testing. Although for planning purposes we project the commencement, continuation and completion of our clinical trials, we may experience numerous unforeseen events during, or as a result of the testing process, that could delay or prevent commercialization of our products, including the following: (1) the results of preclinical studies may be inconclusive, or they may not be indicative of results that will be obtained in human clinical trials; (2) after reviewing test results, we or our collaborators may abandon projects that we might previously have believed to be promising; (3) we, our collaborators or regulators, may suspend or terminate clinical trials if the participating subjects or patients are being exposed to unacceptable health risks; (4) we may have to delay clinical trials as a result of scheduling conflicts with participating clinicians and clinical institutions, or difficulties in identifying and enrolling patients who meet trial eligibility criteria; (5) safety and efficacy results attained in early human clinical trials may not be indicative of results that are obtained in later clinical trials; and (6) the effects our potential products have may not be the desired effects or may include undesirable side affects or other characteristics that preclude regulatory approval or limit their commercial use if approved. Clinical testing is very expensive, can take many years and may not be completed on schedule, and the outcome is uncertain. The data collected from clinical trials may not be sufficient to support regulatory approval of any of our products, and the FDA may not ultimately approve any of our therapeutic products for commercial sale, which would adversely affect our business and prospects.

We are dependent on third parties for license technologies, to conduct research and development, to conduct preclinical and clinical studies, to manufacture our products and to market our products which if unavailable would impair our ability to commercialize our products

Our potential therapeutic products are not the result of our own internal basic research but rather arise from our ability to license technologies from third parties. Licenses may require us to achieve certain preclinical and clinical milestones within defined time periods. Our failure to meet any such obligations could result in the imposition of financial penalties or the non-exclusivity or termination of our licenses, which could have a material adverse effect upon our business and prospects. We are dependent upon third parties for certain research and development, and all clinical studies and manufacturing and marketing of our therapeutic products, which could impair our ability to commercialize our products. Given our limited personnel resources and experience, we are dependent upon third parties to perform research and development related to our programs to supervise and perform all our clinical trials, manufacture all our pharmaceutical products for use in clinical trials and prepare and submit applications for regulatory approval of our clinical testing and commercialization of our products. There can be no assurance that we will be able to obtain these services from third parties by entering into collaborative arrangements or license agreements on commercially reasonably terms or at all or that any or all of the contemplated benefits from such collaborative arrangements or license agreements will be realized. Failure to obtain such arrangements would result in delays in the development of our proposed products or the loss of exclusivity or termination of our licenses. If we were required to fund such product development internally, our future capital requirements would increase substantially, and there can be no assurance that we could obtain additional funds to meet such increased capital requirements on acceptable terms, or at all. For example, we intend to rely on third-party contract manufacturers to produce materials needed for clinical trials and product commercialization. Third-party manufacturers may not be able to meet our needs with respect to timing, quantity or quality. If we are unable to contract for a sufficient supply of needed materials at an acceptable price and other terms, or if we should encounter delays or difficulties in our relationships with manufacturers, our clinical testing may be delayed, thereby delaying the submission of products for regulatory approval or the market introduction and subsequent sales of our products. Any such delay may lower our revenues and potential profitability. Moreover, we and any third-party manufacturers that we may use must continually adhere to cGMP. If our facilities or the facilities of these manufacturers cannot pass a pre-approval plant inspection, the FDA pre-market approval of our therapeutics will not be granted. In complying with cGMP and foreign regulatory requirements, we and any of our third-party manufacturers will be obligated to expend time, money and effort in production, record-keeping and quality control to assure that our products meet applicable specifications and other requirements. If we, or any of our third-party manufacturers, fail to comply with these requirements, we may be subject to regulatory action, which could disrupt our business development and delay our market entry. By relying on these partners and third parties we will have less control, and may have virtually no control, over the timing, resources and other aspects of clinical trials than if we performed them ourselves; and we may be unable to control the amount and timing of resources which our collaborative partners would devote to our programs or potential products. We can't assure you that collaborators will not pursue other technologies or product candidates either on their own or in collaboration with others. Should a collaborative partner fail to develop or commercialize successfully any product candidate to which it has rights, our business and stock price may be materially and adversely affected.

Technology with respect to therapeutics and other biopharmaceutical fields is rapidly evolving, and there can be no assurance of our ability to respond adequately

We are engaged in biopharmaceutical fields characterized by extensive research efforts, rapidly evolving technology and intense competition from numerous organizations, including pharmaceutical companies, biotechnology firms, academic institutions and others. New developments are expected to continue at a rapid pace in both industry and academia. We cannot assure you that research and discoveries by others will not render any of our potential products obsolete, uneconomical or otherwise unmarketable or unprofitable. In order to compete successfully, we will need to complete the development of and obtain regulatory approval of one or more of our products that keep pace with technological developments on a timely basis. Any failure by us to anticipate or respond adequately to technological developments will have a material adverse effect upon our prospects and financial condition.

Competition in our industry is intense and many of our competitors have substantially greater managerial resources than we have

Competition in our fields of research is intense and is accentuated by the rapid pace of technological development. Many of our competitors have substantially greater research and development capabilities and manufacturing, marketing, financial and managerial resources than we do. Research and discoveries by others may result in breakthroughs which may render our products obsolete even before they generate any revenue. There are products currently under development by others that could compete with the products that we are developing. Competitors also may succeed in developing and marketing products that are more effective than or marketed before our products. Our competitors may develop safer or more effective therapeutic products, reach the market more rapidly and thereby reduce the potential sales of our products, or establish superior proprietary positions. We also anticipate that we will face increased competition in the future as new companies enter our markets and as scientific developments continue to accelerate. If any of our products receive marketing approval, the inability of our products to compete effectively in the marketplace will materially and adversely affect our business operations.

We are dependent of key members of management

Our success is dependent upon the continued services and performance of Dr. Janet Greeson, our chief executive officer; president and chairman; and Dr. Vassilios Papadopoulos, our chief scientific officer. We do not maintain key man insurance on either officer. The loss of their services could delay our product development programs and our research and development efforts at Georgetown University. In addition, the loss of Dr. Janet Greeson may result in the loss of the Georgetown University Collaboration. In addition, competition for qualified employees among companies in the biotechnology and biopharmaceutical industry is intense and we cannot assure you that we would be able to recruit qualified personnel on acceptable terms to replace them.

We may not be able to adequately protect our intellectual proprietary rights

Our success will depend in significant part on our ability to obtain and maintain elements of business protection practices, including but not limited to U.S. patent protection for our licensed technologies, preservation and defense of our trade secrets and proprietary rights, and operations that do not infringe upon the proprietary rights of third parties. Because of the length of time and expense associated with bringing new products through development and regulatory approval to the marketplace, the pharmaceutical industry has traditionally placed considerable importance on obtaining patent and trade secret protection for significant new technologies, products and processes. We can't assure you that patents will be issued from the patent applications we own, or have licensed or that the patent issued to us will provide us with significant protection against competitive applications or otherwise be commercially valuable. In addition, patent law relating to certain of our fields of interest, particularly as to the scope of claims in issued patents, is still evolving. Patent positions may not be as strong as in other more well-established fields, and it is unclear how this uncertainty will affect our patent rights. Litigation, which could be costly and time consuming, may be necessary to enforce any patents issued in the future to us or our licensors or to determine the scope and validity of the proprietary rights of third parties. The issuance of a patent is not conclusive as to its validity or enforceability and it is uncertain how much protection, if any, will be given to our patents if we attempt to enforce them and they are challenged in court or in other proceedings, such as oppositions, which may be brought in foreign jurisdictions to challenge the validity of a patent. A third party may challenge the validity or enforceability of a patent after its issuance by the U.S. Patent and Trademark Office. It is possible that a competitor may successfully challenge our patents or that a challenge will result in limiting their coverage. Moreover, the cost of litigation to uphold the validity of patents and to prevent infringement can be substantial. If the outcome of litigation is adverse to us, third parties may be able to use our patented invention without payment to us. Moreover, it is possible that competitors may infringe our patents or successfully avoid them through design innovation. To stop these activities we may need to file a lawsuit. These lawsuits are expensive and would consume time and other resources, even if we were successful in stopping the violation of our patent rights. In addition, there is a risk that a court would decide that our patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of our patents were upheld, a court would refuse to stop the other party on the ground that its activities are not covered by, that is, do not infringe, our patents. Our competitive position is also dependent upon unpatented technology and trade secrets which may be difficult to protect. We can't assure you that others will not independently develop substantially equivalent proprietary information and techniques which would legally circumvent our intellectual property rights, that our trade secrets will not be disclosed or that we can effectively protect our rights to unpatented trade secrets. As the biotechnology industry expands and more patents are issued, the risk increases that our potential products may give rise to claims that they infringe upon the patents of others. Any such infringement litigation would be costly and time consuming to us. Currently, we have not registered all of our potential trademarks and there can be no assurance that we will be able to obtain registration for such trademarks.

The use of our technologies could potentially conflict with the rights of others

Our competitors, or others, may have or acquire patent rights that they could enforce against us. If they do so, then we may be required to alter our products, pay licensing fees or cease activities in that area. If our products conflict with patent rights of others, third parties could bring legal actions against us or our collaborators, licensees, suppliers or customers, claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If these legal actions are successful, in addition to any potential liability for damages we could be required to obtain a license in order to continue to manufacture or market the affected products. We may not prevail in any legal action and a required license under the patent may not be available on acceptable terms or at all. We may suffer material adverse consequences as a result of litigation or other proceedings relating to patent and other intellectual property rights. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial. Some of our competitors may be better able to sustain the costs of complex patent litigation because they have substantially greater resources. If there is litigation against us, we may not be able to continue our operations. Should third parties file patent applications, or be issued patents claiming technology also claimed by us in pending applications, we may be required to participate in interference proceedings in the U.S. Patent and Trademark Office to determine priority of invention. We also may be required to participate in interference proceedings involving our issued patents and pending applications. As a result of an unfavorable outcome in an interference proceeding, we may be required to cease using the technology or to license rights from prevailing third parties, who may not offer us a license on commercially acceptable terms.

We have limited experience with sales, marketing or distribution

We may choose to utilize one or more pharmaceutical companies with established distribution systems and direct sales forces to market our products. In the event we choose to utilize such a distribution network and are unable to reach an agreement with one or more pharmaceutical companies to market our products, we may be required to market our products directly and to develop a marketing and sales force with technical expertise and with supporting distribution capability. There can be no assurance that we will be able to establish, or have the financial and managerial resources to establish, in-house sales and distribution capabilities or relationships with third parties, or that we will be successful in commercializing any of our potential products. To the extent that we enter into co-promotion or other licensing arrangements, any revenues we receive will depend upon the efforts of third parties and we can't assure you that these efforts will be successful.

We are exposed to potential liability claims, and our insurance against these claims may not be sufficient to protect us

Our business exposes us to potential clinical trial and product liability risks, which are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products. Although we have clinical trial and product liability insurance, there can be no assurance that the coverage it provides will be adequate to satisfy all claims that may arise. Regardless of merit or eventual outcome, such claims may result in decreased demand for a product, injury to our reputation, withdrawal of clinical trial volunteers and loss of revenues. Thus, even though we are insured, a product liability claim or product recall may result in losses that could be material.

We have only one source of supply for our HIV drug

We are currently dependent on one source of supply for our HIV drug, the University of Iowa, and there would be a material adverse effect on our business and prospects if we were unable to obtain adequate supplies. University of Iowa manufactures the material in a facility which adheres to current Good Manufacturing Practices, or cGMP, regulations enforced by the FDA through its facilities inspection program. If our supplier was unable to produce and provide us with the HIV product, especially of cGMP grade, we will be forced to identify an alternative supplier or produce the product ourselves. In the case of the former, we currently do not have an alternative supplier capable of meeting our needs and might experience delays in replacing our supplier. We would be required to design, in addition, if the suppliers produce an inadequate supply, or fail to produce or deliver the product on a timely basis; our clinical testing may be delayed, thereby delaying the submission of products for regulatory approval or the market introduction and subsequent sales of our products. Any such delay may lower our revenues and potential profitability and otherwise have a material adverse effect on us.

The success of our products will depend in some part upon the availability of health care reimbursement

Our ability to commercialize our therapeutic products successfully will depend in part on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and we cannot assure you that reimbursement for any technology we may market will be available, or if available, that the payor's reimbursement policies will not materially adversely affect our ability or the ability of any of our corporate partners to sell these products profitably.

We must expand our operations to commercialize our products, which we may not be able to do

We will need to expand and effectively manage our operations and facilities to successfully pursue and complete future research, development and commercialization efforts. To grow, we will need to add personnel, including management, and expand our capabilities, which may strain our existing managerial, operational, financial and other resources. In addition, we will need to renew our current lease or locate different facilities when our lease expires. To compete effectively and manage our growth, we must train, manage and motivate a substantially larger employee base, accurately forecast demand for our products and implement operational, financial and management information systems. In the event that we fail to expand or manage our growth effectively, our product development and commercialization efforts could be curtailed or delayed. If we lose key management and scientific personnel or cannot recruit qualified employees, our product development programs and our research and development efforts will be harmed.

Risks Related To Our Common Stock And To The Offering

The sale of our common stock to Fusion Capital may cause dilution and the sale of the shares of common stock acquired by Fusion Capital could cause the price of our common stock to decline

The purchase price for the common stock to be issued to Fusion Capital pursuant to the common stock purchase agreement will fluctuate based on the price of our common stock. All shares in this offering are freely tradable. Fusion Capital may sell none, some or all of the shares of common stock purchased from us at any time. We expect that the shares offered by this prospectus will be sold over a period of up to 25 months from the date of this prospectus. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Future sales of common stock could depress the price of our common stock

Future sales of substantial amounts of common stock pursuant to Rule 144 under the Securities Act of 1933 or otherwise by certain shareholders could have a material adverse impact on the market price for the common stock at the time. There are presently approximately 54,349,354 outstanding shares of our common stock held by shareholders which are deemed "restricted securities" as defined by Rule 144 under the Securities Act. Under certain circumstances, these shares may be sold without registration pursuant to the provisions of rule 144. In general, under rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of restricted securities which does not exceed the greater of one (1%) percent of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by rule 144. In addition, rule 144 permits, under certain circumstances, the sale of restricted securities without any quantity limitations by a person who is not an affiliate of ours and has satisfied a two-year holding period. Any sales of shares by shareholders pursuant to rule 144 may have a depressive effect on the price of our common stock.

The market price of our common stock is very volatile and the value of your investment may be subject to sudden decreases

The trading price for our common stock has been, and we expect it to continue to be, volatile. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results and general market and economic conditions, which are beyond our control. Factors such as fluctuations in our financial and operating results, the results of preclinical and clinical trials, announcements of technological innovations or new commercial products by us or our competitors, developments concerning proprietary rights and publicity regarding actual or potential performance of products under development by us or our competitors could also cause the market price of our common stock to fluctuate substantially. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations. These broad market fluctuations may lower the market price of our common stock. Moreover, during periods of stock market price volatility, share prices of many biotechnology companies have often fluctuated in a manner not necessarily related to their operating performance. Accordingly, our common stock may be subject to greater price volatility than the stock market as a whole.

Our common stock is traded over the counter, which may deprive stockholders of the full value of their shares

Our common stock is quoted via the Over The Counter Bulletin Board (OTCBB). As such, our common stock may have fewer market makers, lower trading volumes and larger spreads between bid and asked prices than securities listed on an exchange such as the New York Stock Exchange or the NASDAQ. These factors may result in higher price volatility and less market liquidity for the common stock.

A low market price may severely limit the potential market for our common stock.

Our common stock is currently trading at a price substantially below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions (a "penny stock"). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock.

Because we will not pay dividends, stockholders will only benefit from owning common stock if it appreciates.

We have never paid dividends on our common stock and do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase our common stock.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations that are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in our forward-looking statements. Such statements address the following subjects: our need for and ability to obtain additional capital, including from the sale of equity and/or from federal or other grant sources; our expected future losses; the sufficiency of cash and cash equivalents; our ability to generate revenues; our ability to develop commercially successful products, including our ability to obtain FDA approval to initiate further studies of our potential products and our technologies; the high cost and uncertainty of the research and development of pharmaceutical products; the unpredictability of the duration and results of the U.S. Food and Drug Administration's review of new drug applications; the possible impairment of our existing, and the inability to obtain new, intellectual property rights and the cost of protecting such rights as well as the cost of obtaining rights from third parties when needed on acceptable terms; our ability to enter into successful partnering relationships with respect to the development and/or commercialization of our product candidates; our dependence on third parties to research, develop, manufacture and commercialize and sell any products developed; our ability to improve awareness and understanding of our company, our technology and our business objectives; whether our predictions about market size and market acceptability of our products will prove true; and our understandings and predictions regarding the utility of our potential products and our technology.

Statements in this report expressing our expectations and beliefs regarding our future results or performance are forward-looking statements that involve a number of substantial risks and uncertainties. When used in this prospectus the words "anticipate," "believe," "estimate," "expect," "intend," may be," "seek," "plan," "focus," and "potential" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Our actual future results may differ significantly from those stated in any forward-looking statements.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Fusion Capital. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to $10.0 million in proceeds from the sale of our common stock to Fusion Capital under the common stock purchase agreement. Any proceeds from Fusion Capital we receive under the common stock purchase agreement will be used for research and development, working capital and general corporate purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is traded on the NASDAQ over-the-counter("OTC") Bulletin Board under the symbol "SPHC.OB" and the name of Samaritan Pharmaceuticals, Inc. On June 3, 2003, the last reported sale price for our common stock as reported on the Nasdaq Over-The-Counter Bulletin Board was $0.17 per share. The following table sets forth (a) the range of high and low bid closing quotations for our common stock on the over-the-counter market for each quarter within the last two fiscal years. The over-the-counter quotes reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions. The quotations may be rounded for presentation.

                                                           Bid Prices
             Period                                   Low             High

   For the period April 1, 2003 through
   June 3, 2003                                       0.15             0.20
   Quarter Ended March 31, 2003                       0.12             0.18

   Quarter Ended December 31, 2002                    0.15             0.24
   Quarter Ended September 30, 2002                   0.15             0.30
   Quarter Ended June 30, 2002                        0.13             0.20
   Quarter Ended March 31, 2002                       0.14             0.30

   Quarter Ended December 31, 2001                    0.11             0.15
   Quarter Ended September 30, 2001                   0.14             0.27
   Quarter Ended June 30, 2001                        0.20             0.40
   Quarter Ended March 31, 2001                       0.44             0.75

Holders

As of December 31, 2002 there were approximately seven hundred fifty-two (752) holders of record of our common stock. Certain of the shares of common stock are held in "street" name and may, therefore, be held by numerous beneficial owners.

Dividends

We have never paid a cash dividend on our common stock. The payment of dividends may be made at the discretion of our board of directors and will depend upon, among other things, our operations, capital requirements, and overall financial condition.

Equity Compensation Plan Information


                                    Number of securities         Weighted average            Number of
                                    to be issued upon            exercise price of           securities
                                    exercise of                  outstanding                 remaining
                                    outstanding options          options, warrants           for future
Name of Plan                        warrants, and rights         and rights                  issuance
-----------------------------     --------------------------   ----------------------      --------------
Equity compensation
Plans approved
By security holders (1)                    5,074,858                  $0.16                     2,586,192

Equity compensation
Plans not approved
By security holders (2)                    3,094,350                  $0.24                      ----


(1)  Samaritan  Pharmaceuticals,  Inc.  2001  Stock  Incentive  Plan.
(2) Employment agreements between Samaritan Pharmaceuticals, Inc., Doug Bessert, Eugene Boyle and Dr. Janet Greeson.

Trust Agreements

We have entered into trust agreements with institutional trustees providing for the payment out of the assets of the trusts of benefits accrued under our various benefit plans, employment agreements and other employment arrangements as we specify from time to time. To the extent not already irrevocable, the trusts would become irrevocable upon a change of control of Samaritan Pharmaceuticals. We may make contributions to the trusts from time to time, and additional funding could be required upon a change of control. To the extent funded, the trusts are to be used, subject to their terms and to the claims of our general creditors in specified circumstances, to make payments under the terms of the benefit plans, employment agreements and other employment arrangements from time to time specified by us.

                                PLAN OF OPERATION

The following discussion should be read together with our financial statements and the notes related to those statements, as well as the other financial information included in this prospectus. Some of our discussion is forward-looking and involves risks and uncertainties. For information regarding risk factors that could have a material adverse effect on our business, refer to the Risk Factors section of this prospectus.

Overview

Samaritan was formed in March 1996 and became public in October 1997. Our principal executive offices are located at 101 Convention Center Drive, Suite 310, Las Vegas, NV 89109, and our telephone number is (702)735-7001.

Samaritan Pharmaceuticals, Inc. is a development stage biotechnology company engaged in the research and development of novel therapeutic and diagnostic products to treat chronic debilitating diseases such as Alzheimer's, Cancer, central nervous system ("CNS") disorders, cardiovascular disease and HIV.

Our overall corporate strategy is to build a robust technology pipeline by (1) in-licensing early-stage patented technologies from Academic Research Centers, and (2) focus on the discovery and the development of new drug compounds and technology to add to our pipeline at Samaritan Laboratories, in collaboration with Georgetown University.

Business Model

Our business model is primarily focused on the commercialization of our product pipeline and patent portfolio. We seek potential products, mainly from the Georgetown-Samaritan collaboration, and then focus on the continual development of these products. Our first development objective for a potential drug candidate is to file for an Investigational New Drug (IND) application, to conduct human clinical trials, with the eventual goal of obtaining marketing approval for each of the selected technologies.

We currently have several technologies in our product pipeline: requesting an End of Phase II Meeting with the FDA for HIV clinical trial with positive data; an animal (rat) model for Alzheimer's disease; Novel Neuroprotective compounds; a Peptide to bind cholesterol; an Alzheimer's and Breast Cancer
Diagnostic/Theranostic; and a series of novel compounds.

Business Value

What separates Samaritan and the promise of Samaritan is predicated on generating the best value through the development of true medical advances based on the insights, intuition and creativity of its scientists at Samaritan Research Laboratories, Georgetown University Medical Center.

Samaritan believes its collaboration fosters scientific creativity and will advance drug leads more rapidly, thereby, decreasing the average travel time from lab to patients. Currently, the average drug discovery and preclinical testing time is six and a half years, with Phase I being one and a half years and Phase II averaging two years. Samaritan believes it can drastically reduce the average time to commercialization and produce attractive later-stage licensing opportunities.

Samaritan plans to license its drug candidate's late stage, after the technology is validated with "proof of concept" science, thereby capturing the greater portion of the potential value of its drug candidates. The closer the technology is to "proof of concept" FDA Phase I and II, corporate marketing and/or development partnerships are sought, in a manner that strategically fits with the Company's overall goal of building shareholder value. In certain disease categories, Samaritan may process its drug candidates through all human clinical trials.

Our Financial Position And Our Need To Raise Additional Capital

We are a biopharmaceutical company in a research and development stage. Since our inception, we have primarily focused our resources on research and development. To date, none of our proprietary products have reached a commercial stage, and hence, we do not have, nor do we anticipate revenue in the near future. We will continue to have significant general and administrative expenses, including expenses related to clinical studies, our collaboration with Georgetown University, and patent prosecution. We have funded our operations through a series of private placements and through our previous agreement dated November 2, 2000 with Fusion Capital. We believe potential private placements, the new agreement with Fusion Capital dated April 22, 2003, described below will assist the Company in meetings its cash needs, but there is no guarantee. Except for an agreement to sell shares to Fusion Capital, discussed below, no commitment exists for continued investments, or for any underwriting.

We have the right to receive $20,000 per trading day under the agreement with Fusion Capital unless our stock price equals or exceeds $0.45, in which case the daily amount may be increased at our option. Generally, Fusion Capital shall not be obligated to purchase any shares of our common stock on any trading days that the market price of our common stock is less than $0.10. Since we initially registered 15,000,000 shares for sale by Fusion Capital pursuant to this prospectus (excluding the total of 3,125,000 shares issuable to Fusion Capital as a commitment fee), the selling price of our common stock to Fusion Capital will have to average at least $0.67 per share for us to receive the maximum proceeds of $10.0 million without registering additional shares of common stock. Assuming a purchase price of $0.155 per share (the closing sale price of the common stock on ) and the purchase by Fusion Capital of the full 15,000,000 shares under the common stock purchase agreement, proceeds to us would be $2,325,000.

Even with our financing arrangement with Fusion Capital, we may require substantial additional funds to sustain our operations and to grow our business. The amount of which will depend, among other things, on the rate of progress and the cost of our research and product development programs and clinical trial activities, the cost of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights, and the cost of developing manufacturing and marketing capabilities, if we decide to undertake those activities. The clinical development of a therapeutic product is a very expensive and lengthy process and may be expected to utilize $5 to $20 million over a three to six year development cycle. We currently do not have available the financial resources to complete the clinical development of any of our therapeutic products without a strategic partner. Although we believe we could license the manufacturing and marketing rights to our products in return for up-front licensing and other fees and royalties on any sales, there can be no assurance that we will be able to do so in the event we seek to do so. We need to obtain additional funds to develop our therapeutics products and our future access to capital is uncertain. The allocation of limited resources is an ongoing issue for us as we move from research activities into the more costly clinical investigations required to bring therapeutic products to market.

The extent we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient financing from Fusion Capital were to prove prohibitively expensive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the full $10.0 million under the common stock purchase agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans. Other than the agreement with Fusion Capital, we do not have any commitments or arrangements to obtain any such funds and there can be no assurance that any additional funds, whether through exercise of warrants and stock options, additional sales of securities or collaborative or other arrangements with corporate partners or from other sources, will be available to us upon terms acceptable to us or at all. If we are unable to obtain additional financing we might be required to delay, scale back or eliminate certain of our research and product development programs or clinical trials, or be required to license third parties to commercialize products or technologies that we would otherwise undertake ourselves, or cease certain operations all together, any of which might have a material adverse effect upon us. If we raise additional funds by issuing equity securities, dilution to stockholders may result, and new investors could have rights superior to holders of shares purchased in this offering. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.

We have been able to substantially meet our cash needs during the past 12 months. We believe we will be able to continue to find avenues to obtain the capital needed for our operations through private placements and by sale of our shares to Fusion Capital.

Summary Of Research And Development

We have a series of therapeutic projects either in "discovery research", "preclinical trials", "product development" or "clinical development"; and we utilize these formal stages of product progression to track progress, performance, competition, and cost for each project. Our research programs are aimed at satisfying defined medical needs in the areas of Alzheimer's, Cancer, Cardiovascular, Infectious Diseases, and Neurology and are based on an intellectual property position that, we believe, is both broad and strong. Several of our development programs involve ex vivo technologies in which patients' tissues are manipulated outside the body and, as such, may be less costly to investigate and quicker to develop than in vivo agents. We expect to apply to the U.S. FDA for and receive IND status (Investigational New Drug) for certain technologies to initiate human trials that may commence in the future. We have concentrated our efforts on Samaritan Research Laboratories, our research collaboration with Georgetown University, setting up the operations, increasing efficiencies, and streamlining structure. We have an impressive portfolio of technology and opportunities, each of which must compete for resources and priority status.

A key currency in the biotechnology and pharmaceutical market is patents, intellectual property. Our central intellectual property activity has been, and continues to be, the acquisition of patents, development and patent maintenance, directly in support of our product development. We continue to expend significant funds and efforts on licensed technology and patent protection. In addition, we are continually examining our intellectual property positions in relation to competitive activities and our ability to operate and defend our patent positions in relation to products. We believe that this is a key value element for our continued development.

Research Agreement

On June 8, 2001, Samaritan Pharmaceuticals signed a seven-year research collaboration with Georgetown University. The objectives of the Georgetown University Samaritan Pharmaceuticals research collaboration are (1) to develop "one molecule" drugs and extend clinical studies to in vivo experiments in animal models simulating Alzheimer's disease, (2) to develop an accurate, reliable diagnostic for nuero-degeneration (Alzheimer's), and (3) to focus on new drug development in Oncology and Neurology with the ability to protect the brain from neuronal damage and tumor growth.

Under the agreement, Samaritan receives worldwide exclusive rights to any novel therapeutic agents or diagnostic technologies that may result from the research collaboration directed by Dr. Vassilios Papadopoulos with his team of seven research professionals (including five Ph.D. level research scientists) who have expertise in the fields of endocrinology, pharmacology, cell biology, organic and steroid chemistry and computer modeling.

Dr. Papadopoulos is the Head of the Division of Hormone Research and a Professor at the Department of Cell Biology, Pharmacology and Neurosciences at Georgetown University Medical Center. He has authored over 150 scientific publications in the field of steroid hormone production and presented his work at numerous national and international meetings.

     Highlights Of The Main Products Or Technologies Closest To Or Ready For
                       Out-Licensing Or Commercialization

                  An HIV drug with promising Phase II results -- Early data suggest no serious side effects and (CD4) immune system improvement. The analysis of data is presently being prepared for FDA submission.

                  A Pharmacological (rat) model for Alzheimer's disease -- Four weeks treatment of a rat results in its loss of memory and Alzheimer's disease-like brain pathology. This model is ideal for pharmaceutical companies and scientists to screen their Alzheimer's drugs for prevention, stabilization of the disease and cures for Alzheimer's disease.

                  Alzheimer's disease compounds -- Compounds offer protection against beta-amyloid neurotoxicity, a condition associated with Alzheimer's disease.

                  A peptide therapeutic that binds cholesterol -- Peptide can be used to clean the blood of excessive cholesterol in acute high cholesterol conditions.

                  An Alzheimer's diagnostic kit -- A simple blood test that identifies specific circulating brain steroids that have been oxidized in the brains of Alzheimer's patients.

                  A breast cancer theranostic kit. -- A biopsy test that predicts the aggressiveness of a breast cancer tumor which allows a physician, in a timely manner, to recommend the best and possibly the least invasive treatment for a patient.

HIV Drug

On March 7, 2003, Samaritan Pharmaceuticals Inc. and Samaritan Research Labs, Georgetown University, announced that its HIV Phase Ib/IIa clinical trial data and analysis, conducted at, and led by Dr. Steven J. Brown, of the AIDS Research Alliance, Los Angeles, CA, has been provided to Samaritan. These clinical trial results will be submitted for publication to several medical journals. To prevent denial of publication for reasons of "pre-publication," and to preserve Samaritan's rights under our patent applications, the results will be kept confidential, pending publication. Phase II is a dose finding and "proof of concept" study conducted in a relatively small number of carefully selected HIV patients, plus a placebo-controlled group. In the Clinical trial, patients received several doses of the test drug (dose finding) and the resulting data allowed researchers and statisticians to make a quantitative assessment of drug effects. Samaritan believes our HIV drug has future potential and is developing its strategy for further development in Phase III. In evaluating the company's statements about Samaritan's HIV drug, you should specifically consider various factors, including the risks outlined in "Risk Factors."

         Drug Candidates

Drug                       Synthesis &      Biological        Toxicity     Metabolism   Mechanism
Candidates                 Indication       Purification      Testing      Testing      of Action
----------------------------------------------------------------------------------------------------------------------
SP-10    HIV,                xxxx             xxxx              xxxx          xxxx         In
         Alzheimer's                                                                     Progress
         Cortisol Disease
----------------------------------------------------------------------------------------------------------------------
SP-02    HIV                 xxxx             xxxx              xxxx
to       Alzheimer's
SP-25
----------------------------------------------------------------------------------------------------------------------
SP-26    HIV                 xxxx             In
to       Alzheimer's                       Progress
SP-50
----------------------------------------------------------------------------------------------------------------------
SP-222   Alzheimer's,        xxxx             xxxx              xxxx          xxxx         In
                                                                                         Progress
----------------------------------------------------------------------------------------------------------------------
SP-222b  Stem Cell           xxxx             xxxx              xxxx          xxxx         In
         Therapy                                                                         Progress
----------------------------------------------------------------------------------------------------------------------
SP-222c  Cancer              xxxx             xxxx              xxxx          xxxx         In
                                                                                         Progress
----------------------------------------------------------------------------------------------------------------------
SP-223   Alzheimer's,        xxxx             xxxx              xxxx          xxxx         In
                                                                                         Progress
----------------------------------------------------------------------------------------------------------------------
SP-234   Alzheimer's         xxxx             In
To                                          Progress
SP-250
----------------------------------------------------------------------------------------------------------------------
SP-1000  Cholesterol         xxxx             xxxx
         Reducer
----------------------------------------------------------------------------------------------------------------------
SP-5000  Cancer              xxxx             In
         Diagnosis,                         Progress
         Treatment
----------------------------------------------------------------------------------------------------------------------

Animal Testing Models For Alzheimer's

Samaritan is conducting research and development of pharmacologic rat models for Acute Alzheimer' and Chronic Alzheimer's. We are currently doing in-vitro validation and in-vivo testing with animal models. The models, if successful, will allow efficacy testing for new therapies.

Diagnostics / Theranostics

One of the major problems with the diagnosis and treatment of diseases is the inability of clinicians to determine the onset of disease, thereby enhancing a doctor's ability to prescribe therapy. Samaritan is conducting research and development of diagnostic kits whereby the onset of diseases can be detected. Our diagnostics also requires FDA approval before we can market them to the public. We are applying to the FDA for IDE's in the near future. The following is a chart of our progress to date.


   Test                      In Vitro        Human Testing                Human Testing
                             Testing        (Small Test Group)           (Large Sample Size)
----------------            ----------     --------------------------   -----------------------------

 Breast Cancer              Completed        Completed                    Completed
(BC Aggress-Analysis)
         --------------------------------------------------------------------------------------------
 Alzheimer's
(AD Predict-Analysis)       Completed        Completed                    In Progress
         --------------------------------------------------------------------------------------------
 Alzheimer's                In Progress
 Generation II
         --------------------------------------------------------------------------------------------
 Alzheimer's                In Progress      In Progress
 Generation III
         --------------------------------------------------------------------------------------------

                                    BUSINESS

Overview

Samaritan was formed in March 1996 and became public in October 1997. Our principal executive offices are located at 101 Convention Center Drive, Suite 310, Las Vegas, NV 89109, and our telephone number is (702)735-7001.

Samaritan Pharmaceuticals, Inc. is a development stage biotechnology company engaged in the research and development of novel therapeutic and diagnostic products to treat chronic debilitating diseases such as Alzheimer's, Cancer, central nervous system ("CNS") disorders, cardiovascular disease and HIV.

Our overall corporate strategy is to build a robust technology pipeline by (1) In-licensing early-stage patented technologies from Academic Research Centers, and (2) Focus on the discovery and the development of new drug compounds and technology to add to our pipeline at Samaritan Laboratories, in collaboration with Georgetown University.

Competition

The biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. Many entities, including pharmaceutical and biotechnology companies, academic institutions and other research organizations are actively engaged in the discovery and research and development of products that could compete directly with our products under development.

Many companies, including major pharmaceutical companies, are also developing alternative therapies that may compete with our products in our research fields. These competitors may succeed in developing and marketing products that are more effective than or marketed before ours.

Virtually all of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing. Others have partnered with large established companies in order to obtain access to these resources. Smaller companies may also prove to be significant competitors, particularly through the establishment of collaborative arrangements with large, established companies.

Our ability to commercialize our products and compete effectively will depend, in large part, on:

          -- Our success in discovering and developing innovative products that serve unmet medical needs that are cost effective;

          -- Our ability to advance through clinical trials, gain acceptance from the FDA and other regulatory agencies and to successfully manufacture and market these products;

          -- The margins of our products relative to other products or competing treatments;

          -- The ability to gain reimbursement status from appropriate government agencies, insurers and other third-parties;

          -- The effectiveness of our sales and marketing efforts and those of our partners;

          -- The perception by physicians and other members of the health care community of the safety, efficacy and benefits of our products compared to those of competing products or therapies;

          -- Favorable publicity directly or indirectly relating to our products and technology.

Competition among products approved for sale will be based, among other things, upon efficacy, reliability, product safety, price and patent position. Our competitiveness will also depend on our ability to advance our technologies, license additional technology, maintain a proprietary position in our technologies and products, obtain required government and other public and private approvals on a timely basis, attract and retain key personnel and enter into corporate partnerships that enable us and our collaborators to develop effective products that can be manufactured cost-effectively and marketed successfully.

If competitors introduce new products and processes with therapeutic or cost advantages, our products can be subject to progressive price reductions or decreased volume of sales, or both. When we introduce new products with patent protection, they usually must compete with other products already on the market or products that are later developed by competitors. Manufacturers of generic products typically invest far less in research and development than research-based pharmaceutical companies; accordingly, they are able to price their products significantly lower than branded products. Therefore, when a branded product loses its market exclusivity, it often faces intense price competition from generic forms of the product. In many countries outside the United States, patent protection is weak or nonexistent. In order for us to successfully compete for business with managed care and pharmacy benefits management organizations, we must demonstrate that our products offer not only medical benefits but also cost advantages as compared with other forms of care. There also is no assurance that our research and development efforts will result in commercially successful products or that our products or processes will not become outmoded from time to time as a result of products or processes developed by our competitors.

Research Agreement

On June 8, 2001, Samaritan Pharmaceuticals signed a seven-year research collaboration with Georgetown University. The objectives of the Georgetown University Samaritan Pharmaceuticals research collaboration are (1) to develop "one molecule" drugs and extend clinical studies to in vivo experiments in animal models simulating Alzheimer's disease, (2) to develop an accurate, reliable diagnostic for nuero-degeneration (Alzheimer's), and (3) to focus on new drug development in Oncology and Neurology with the ability to protect the brain from neuronal damage and tumor growth.

Under the agreement, Samaritan receives worldwide exclusive rights to any novel therapeutic agents or diagnostic technologies that may result from the research collaboration directed by Dr. Vassilios Papadopoulos with his team of seven research professionals (including five Ph.D. level research scientists) who have expertise in the fields of endocrinology, pharmacology, cell biology, organic and steroid chemistry and computer modeling.

Dr. Papadopoulos is the Head of the Division of Hormone Research and a Professor at the Department of Cell Biology, Pharmacology and Neurosciences at Georgetown University Medical Center. He has authored over 150 scientific publications in the field of steroid hormone production and presented his work at numerous national and international meetings.

License Agreements

On June 18, 2001, Georgetown University granted Samaritan an Exclusive Worldwide License to Georgetown's patent application for "Early Detection of Alzheimer's." Georgetown's research efforts toward this patent application accumulated over a seven-year period. The patent application, entitled, "Neurosteroids as Markers for Alzheimer's Disease", naming inventors Vassilios Papadopoulos, Rachel C. Brown and Caterina Cascio, is believed to detect early damage resulting from Alzheimer's. Their findings, that brain levels of DHEA, are increased in Alzheimer's pathology; have significant relevance, given the fact that many companies are currently advocating increasing DHEA with supplements as a means to prevent the development of Alzheimer's disease and, therefore, may put prospective Alzheimer's patients at risk.

On July 25, 2001, Georgetown University granted Samaritan an Exclusive Worldwide License to Georgetown's patent application for a breast cancer diagnostic test that can be used as a tool to improve the detection, diagnosis, prognosis, prevention and possibly the treatment of breast cancer. The patent application, entitled, "Peripheral-type Benzodiazepine Receptor: A Tool for Detection, Diagnosis, Prognosis, and Treatment of Human Breast Cancer," naming as inventors, Vassilios Papadopoulos and Martine Culty, identifies a protein named Peripheral-type Benzodiazepine receptor (PBR) to be responsible for part of the changes in cellular and molecular functions in the development and progression of breast cancer. Although today there are methods for the detection of breast tumors, such as a mammogram, little is known about the early prognosis of a tumor to metastasize. Georgetown's scientists have identified a correlation between high levels of PBR and the aggressiveness of a tumor. Biopsies, considered to be safe procedures, would be used for PBR measurements and if the levels are high, scientists believe it could serve as a marker for the aggressiveness of a tumor with early detection, diagnosis and prognosis. Georgetown's research efforts toward this patent application have accumulated over an 8-year period and, in addition, Samaritan plans to explore research seeking possible prevention technology and drugs to inhibit, block or arrest the production of this protein PBR identified as a marker for breast cancer.

On September 11, 2001, Georgetown University granted Samaritan an Exclusive Worldwide License to Georgetown's patent application for "Cholesterol Recognition Amino Acid Sequence." The invention has identified a "cholesterol fingerprint" present in proteins known to interact with and bind cholesterol. This chemically synthesized peptide, containing the "cholesterol fingerprint" amino acid sequence, binds cholesterol and could be used as a drug to remove cholesterol from other proteins, cells and tissues.

On December 13, 2001, Georgetown University granted Samaritan an Exclusive Worldwide License to Georgetown's patent application for "Peripheral-type Benzodiazepine Receptor Associated Proteins: cloning, expression and methods of use", naming as inventors, Vassilios Papadopoulos and Hua Li, identifies proteins that are associated and regulate the function of the Peripheral-Type Benzodiazepine Receptor in health and disease. The role of this receptor is in cholesterol compartmentalization, steroid formation, cell death, tumor growth and metastasis, Alzheimer's disease pathology, as well as in other brain pathologies. It is hoped the discovery of these proteins, might provide new tools to use for understanding the cause of diseases and develop new methods of treatment.

Government Regulation

Governmental authorities in the United States and other countries extensively regulate the preclinical and clinical testing, manufacturing, labeling, storage, record-keeping, advertising, promotion, export, marketing and distribution, among other things, of our therapeutics products. In the United States, the FDA under the Federal Food, Drug and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations subjects pharmaceutical products to rigorous review. If we do not comply with applicable requirements, we may be fined, our products may be recalled or seized, our production may be totally or partially suspended, the government may refuse to approve our marketing applications or allow us to distribute our products, and we may be criminally prosecuted. The FDA also has the authority to revoke previously granted marketing authorizations. In order to obtain approval of a new product from the FDA, we must, among other requirements, submit proof of safety and efficacy as well as detailed information on the manufacture and composition of the product. In most cases, this proof entails extensive laboratory tests, and preclinical and clinical trials. This testing, the preparation of necessary applications and processing of those applications by the FDA are expensive and typically take several years to complete. The FDA may not act quickly or favorably in reviewing these applications, and we may encounter significant difficulties or costs in our efforts to obtain FDA approvals that could delay or preclude us from marketing any products we may develop. The FDA may also require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any approvals that could restrict the commercial applications of these products. Regulatory authorities may withdraw product approvals if we fail to comply with regulatory standards or if we encounter problems following initial marketing. With respect to patented products or technologies, delays imposed by the governmental approval process may materially reduce the period during which we will have the exclusive right to exploit the products or technologies.

After an IND becomes effective, a sponsor may commence human clinical trials. The sponsor typically conducts human clinical trials in three sequential phases, but the phases may overlap. In Phase I clinical trials, the product is tested in a small number of patients or healthy volunteers, primarily for safety at one or more doses. In Phase II, the sponsor continues to evaluate safety, but primarily evaluates the efficacy of the product in a patient population. Phase III clinical trials typically involve additional testing for safety and clinical efficacy in an expanded population at geographically dispersed test sites. The sponsor must submit to the FDA a clinical plan, or "protocol," accompanied by the approval of the institution participating in the trials, prior to commencement of each clinical trial. The FDA may order the temporary or permanent discontinuation of a clinical trial at any time.

The sponsor must submit to the FDA the results of the preclinical and clinical trials, together with, among other things, detailed information on the manufacture and composition of the product, in the form of a new drug application or, in the case of a biologic, a biologics license application. In a process which generally takes several years, the FDA reviews this application and, when and if it decides that adequate data is available to show that the new compound is both safe and effective and that other applicable requirements have been met, approves the drug or biologic for marketing.

The amount of time taken for this approval process is a function of a number of variables, including the quality of the submission and studies presented, the potential contribution that the compound will make in improving the treatment of the disease in question, and the workload at the FDA. It is possible that our products will not successfully proceed through this approval process or that the FDA will not approve them in any specific period of time, or at all.

Congress enacted the Food and Drug Administration Modernization Act of 1997, in part, to ensure the availability of safe and effective drugs, biologics and medical devices by expediting the FDA review process for new products. The Modernization Act establishes a statutory program for the approval of fast track products, including biologics. A fast track product is defined as a new drug or biologic intended for the treatment of a serious or life-threatening condition that demonstrates the potential to address unmet medical needs for this condition. Under the fast track program, the sponsor of a new drug or biologic may request the FDA to designate the drug or biologic as a fast track product at anytime during the clinical development of the product. The Modernization Act specifies that the FDA must determine if the product qualifies for fast track designation within 60 days of receipt of the sponsor's request. The FDA can base approval of a marketing application for a fast track product on an effect, on a clinical endpoint or on another endpoint that is reasonably likely to predict clinical benefit. The FDA may subject approval of an application for a fast track product to post-approval studies to validate the surrogate endpoint or confirm the effect on the clinical endpoint and prior review of all promotional materials. In addition, the FDA may withdraw its approval of a fast track product on a number of grounds, including the sponsor's failure to conduct any required post-approval study with due diligence. If a preliminary review of clinical data suggests that a fast track product may be effective, the FDA may initiate review of sections of a marketing application for a fast track product before the sponsor completes the application. This rolling review is available if the applicant provides a schedule for submission of remaining information and pays applicable user fees. However, the time periods specified under the Prescription Drug User Fee Act concerning timing goals to which the FDA has committed in reviewing an application do not begin until the sponsor submits the entire application. We may request fast track designation for our HIV drug and other products.

We cannot predict whether the FDA will grant these designations, nor can we predict the ultimate impact, if any, of the fast track process on the timing or likelihood of FDA approval of our therapeutics. The FDA may, during its review of a new drug application or biologics license application, ask for additional test data. If the FDA does ultimately approve the product, it may require post-marketing testing, including potentially expensive Phase IV studies, and surveillance to monitor the safety and effectiveness of the drug. In addition, the FDA may in some circumstances impose restrictions on the use of the drug, which may be difficult and expensive to administer, and may require prior approval of promotional materials.

Before approving a new drug application or biologics license application, the FDA will also inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facilities are in compliance with current Good Manufacturing Practices ("cGMPs"). In addition, the manufacture, holding, and distribution of a product must be in compliance with cGMPs. Manufacturers must continue to expend time, money and effort in the areas of production, quality control, record keeping and reporting to ensure full compliance with those requirements. The labeling, advertising, promotion, marketing and distribution of a drug or biologic product must be in compliance with FDA regulatory requirements. Failure to comply with applicable requirements can lead to the FDA demanding that production and shipment cease, and, in some cases, that the manufacturer recall products, or to FDA enforcement actions that can include seizures, injunctions and criminal prosecution. These failures can also lead to FDA withdrawal of approval to market the product.

We have not received approval in the U.S. or any foreign states or foreign jurisdictions for the commercial sale of any of our potential therapeutics products. However, the FDA has accepted our IND for the clinical examination of our HIV drug. Completion of testing, studies and trials may take several years, and the length of time varies substantially with the type, complexity, novelty and intended use of the product. There can be no assurance that any of our development programs will be successfully completed, that any IND will become effective or that additional clinical trials will be allowed by the FDA or other regulatory authorities or that we will successfully develop any marketable pharmaceutical product.

Sales of pharmaceutical products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. Whether or not we have obtained FDA approval, we must obtain approval of a product by comparable regulatory authorities of foreign countries prior to the commencement of marketing the product in those countries. The time required to obtain this approval may be longer or shorter than that required for FDA approval. The foreign regulatory approval process includes all the risks associated with FDA regulation set forth above, as well as country specific regulations.

Environmental Matters

We currently rely primarily on third party independent contractors and the research efforts of Georgetown University, AIDS Research Alliance and the University of Iowa to conduct research and development on and manufacture clinical supplies of our proposed drugs. However, to the extent that any of our current and future research and development activities involve the use of hazardous materials and chemicals, or produce waste products, we will be subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials. Although we would expect that our safety procedures for handling and disposing of these materials would comply with the standards prescribed by such laws and regulations, we may be required to incur significant costs to comply with environmental and health and safety regulations in the future. In addition, the risk of accidental contamination or injury from hazardous and radioactive materials cannot be completely eliminated. The potential liability for damages stemming from accidents involving these materials may exceed our insurance coverage or available resources.

Product and Clinical Studies Liability

Administration of any drug to humans involves the risk of allergic or other adverse reactions in certain individuals. Accordingly, it is possible that claims might be successfully asserted against us for liability with respect to injuries that may arise from the administration or use of our products during clinical trials or following commercialization. We presently carry what we believe is adequate clinical studies and product liability insurance.

Employees

As of May 28, 2003, we had 5 employees that work directly for Samaritan Pharmaceuticals and 7 scientists that work under our collaboration agreement with Georgetown University. In addition, we make extensive use of consultants.

Properties

The company's executive offices are currently located at 101 Convention Center Drive, Suite 310, Las Vegas, Nevada 89109. The 1,100 square foot office space is rented at a base rent of $2,620 per month. In addition, under the Research Collaboration agreement between Georgetown University and Samaritan Pharmaceuticals, Georgetown provides space which is located at Samaritan Research Laboratories, Georgetown University Medical Center, Medical Dental Building, Suite SE 111, 3900 Reservoir Road, NW, Washington, DC 20007.

Legal Proceedings

We are, from time to time, involved in various legal proceedings in the ordinary course of our business and are currently executing a settlement agreement signed by all parties to resolve previously reported pending lawsuits. We believe based on the settlement agreement that the resolution of any currently pending legal proceedings, either individually or taken as a whole, will not have a material adverse effect on our business, financial condition or results of operations.

                             The FUSION Transaction

General

On April 22, 2003, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement, $20,000 of our common stock or an aggregate of $10.0 million. The $10.0 million of common stock is to be purchased over a 25 month period, subject to a 6 month extension or earlier termination at our discretion. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $0.10.

We have authorized the sale and issuance of 18,125,000 shares of our common stock to Fusion Capital under the common stock purchase agreement. We estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 15,000,000 shares (exclusive of the 3,125,000 shares issued to Fusion Capital as the commitment fee) assuming Fusion Capital purchases all $10.0 million of common stock.

Purchase Of Shares Under The Common Stock Purchase Agreement

Under the common stock purchase agreement, on each trading day Fusion Capital is obligated to purchase a specified dollar amount of our common stock. Subject to our right to suspend such purchases at any time, and our right to terminate the agreement with Fusion Capital at any time, each as described below, Fusion Capital shall purchase on each trading day during the term of the agreement $20,000 of our common stock. This daily purchase amount may be decreased by us at any time. We also have the right to increase the daily purchase amount at any time, provided however, we may not increase the daily purchase amount above $20,000 unless our stock price is above $0.45 per share for five consecutive trading days. The purchase price per share is equal to the lesser of:

         o    the lowest sale price of our common stock on the purchase date; or

         o the average of the three (3) lowest closing sale prices of our common stock during the ten (10) consecutive trading days prior to the date of a purchase by Fusion Capital.

The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading days in which the closing bid price is used to compute the purchase price. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $20,000 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation.

The following table sets forth the number of shares of our common stock that would be sold to Fusion Capital under the common stock purchase agreement at varying purchase prices:

    Assumed Average       Number of Shares          Proceeds Under the Common
     Purchase Price       to be Purchased            Stock Purchase Agreement

       $0.10                 15,000,000                      $1,500,000
       $0.155 (1)            15,000,000                      $2,325,000
       $0.20                 15,000,000                      $3,000,000
       $0.35                 15,000,000                      $5,250,000
       $0.50                 15,000,000                      $7,500,000
       $1.00                 10,000,000                     $10,000,000
       $2.00                  5,000,000                     $10,000,000
       $5.00                  2,000,000                     $10,000,000

           (1) Closing sale price of our common stock on May 28, 2003.

We estimate that we will sell no more than 15,000,000 shares to Fusion Capital under the common stock purchase agreement. If we do or do not sell the full 15,000,000 shares to Fusion Capital under the common stock purchase agreement, we have the right to terminate the agreement without any payment or liability to Fusion Capital.

Minimum Purchase Price

We have the right to set a minimum purchase price ("floor price") at any time. Currently, the floor price is $0.15. We can increase or decrease the floor price at any time upon one trading day prior notice to Fusion Capital. However, the floor price cannot be less than $0.10. Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price is less than the then applicable floor price.

Our Right To Suspend Purchases

We have the unconditional right to suspend purchases at any time for any reason effective upon one trading day's notice. Any suspension would remain in effect until our revocation of the suspension. To the extent we need to use the cash proceeds of the sales of common stock under the common stock purchase agreement for working capital or other business purposes, we do not intend to restrict purchases under the common stock purchase agreement.

Our Right To Increase and Decrease the Daily Purchase Amount

Under the common stock purchase agreement Fusion Capital has agreed to purchase on each trading day during the 25 month term of the agreement, $20,000 of our common stock or an aggregate of $10.0 million. We have the unconditional right to decrease the daily amount to be purchased by Fusion Capital at any time for any reason effective upon one trading day's notice. We also have the right to increase the daily purchase amount as the market price of our common stock increases. Specifically, for every $0.25 increase in Threshold Price above $0.20, the Company shall have the right to increase the daily purchase amount by up to an additional $5,000. For example, if the Threshold Price is $0.70 we would have the right to increase the daily purchase amount to up to an aggregate of $30,000. The "Threshold Price" is the lowest sale price of our common stock during the five trading days immediately preceding our notice to Fusion Capital to increase the daily purchase amount. If at any time during any trading day the sale price of our common stock is below the Threshold Price, the applicable increase in the daily purchase amount would be void.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the common stock purchase agreement. Such notice shall be effective one trading day after Fusion Capital receives such notice.

Effect of Performance of the Common Stock Purchase Agreement on our Shareholders

All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 25 months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock issuable under the common stock purchase agreement, and it may sell some, none or all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right at any time for any reason to: (1) reduce the daily purchase amount, (2) suspend purchases of the common stock by Fusion Capital and (3) terminate the common stock purchase agreement.

No Short-Selling or Hedging by Fusion Capital

Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

Events of Default

Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to the Company upon the occurrence of any of the following events of default:

         o the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten (10) consecutive trading days or for more than an aggregate of thirty (30) trading days in any 365-day period;

         o suspension by our principal market of our common stock from trading for a period of three consecutive trading days;

         o the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the Nasdaq National Market, the Nasdaq National SmallCap Market, the Nasdaq Bulletin Board Exchange, the New York Stock Exchange or the American Stock Exchange;

         o the transfer agent`s failure for five trading days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the common stock purchase agreement;

         o any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of ten trading days;

         o a default by us of any payment obligation in excess of $1.0 million; or

         o any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Commitment Shares Issued to Fusion Capital

Under the terms of the common stock purchase agreement Fusion Capital has received 3,125,000 shares of our common stock as a commitment fee. Unless an event of default occurs, these shares must be held by Fusion Capital until 25 months from the date of the common stock purchase agreement or the date the common stock purchase agreement is terminated.

No Variable Priced Financings

Until the termination of the common stock purchase agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless we have obtained Fusion Capital's prior written consent.


                                   MANAGEMENT

The following table sets forth our directors and officers, their ages, and all offices and positions with the Company. Officers and other employees serve at the will of the board of directors.

Name                                Age              Served Since           Positions with Company
-------------------------------------------------------------------------------------------------------
Dr. Janet Greeson                   58                10/97                 Director, CEO & President
Dr. Erasto R. C. Saldi              43                 5/03                      Director
Welter Holden                       72                10/97                      Director
Eugene Boyle                        37                06/00                 Director, CFO & COO
Brian Sullivan                      50                03/01                      Director
Cynthia Thompson                    43                03/99                      Director
Douglas Bessert                     45                03/01                 Director, VP & Secretary
H. Thomas Winn                      62                03/99                      Director
Dr, Vassilios Papadopoulos          41                03/01                 Director, Chief Scientific Officer


The Board Of Directors And Committees

Our bylaws provide that our board of directors shall consist of nine (9) directors that shall be divided into three classes. A single class of directors shall be elected each year at the annual meeting, and each director shall be elected to serve for a term ending on the date of the third annual meeting of stockholders after his election and until his successor has been elected and duly qualified, subject to any transition periods. The board of directors, which met 8 times during the year ended December 21, 2002. Most of our directors attended more than 75% of the aggregate of the total number of meetings of our board and its committees. The Company has formed, by determination of the board of directors, an Audit Committee, with Director Winn as Chairman, who is independent and a financial expert as used in Item 7(d)(3)(iv) of Schedule 14A (240.14a-101) under the Exchange Act. The Audit Committee met one time during the year 2002. The Company has also formed a Compensation Committee, with Director Thompson, as Chairman; a Business Advisory Board, with Director Holden, as Chairman; and a Scientific Advisory Board, with Director Papadopoulos, as Chairman.

Our next annual meeting of our stockholders will be held on Friday, June 27th, 2003 at 10:00 a.m., local time, at the Stirling Club, Turnberry Towers, 2827 Paradise Rd., Las Vegas, Nevada. Six directors in total are to be elected at this annual meeting. Three directors shall be elected to each of the two classes. Class II directors shall be elected to serve until the 2006 annual meeting, and Class III directors shall be elected to serve until the 2005 annual meeting. Each director elected shall serve until his successor is elected and duly qualified.

Class I Directors -- Terms Expire 2004

Dr. Janet Greeson, 58.
Director since 1997.
Chairman of the Board, CEO, President and Co-Founder.

Dr. Greeson has spearheaded the majority of the financing for the company since its inception and led the efforts that resulted in the recent Georgetown University collaboration. She is also a co-inventor in Samaritan's first patent application, under the Georgetown University collaboration, for an Alzheimer's drug. Dr. Greeson's strong leadership and team building skills, business acumen, negotiation skills and knowledge of public markets has been key to Samaritan's growth. In the past, Dr. Greeson, a seasoned healthcare professional with over two decades of corporate experience, focused on emerging growth, mergers and acquisitions. She is a renowned public speaker and the best selling author of "It's Not What You're Eating, It's What's Eating You." Her past guest appearances on numerous radio and TV Talk shows has positioned her to open doors to TV Producers to tell the Samaritan story in a concise and professional manner. Dr. Greeson developed "Psychiatric Hospital Programs" for the US Navy and went on to develop, grow and sell her privately held "Psychiatric Hospital Units" to Columbia/HCA (NYSE:HCA).

Dr. Greeson has an eclectic past, once working with Mother Theresa, and was privileged to be the U.S. Congressional Nominee for the State of Nevada in 1994, winning the primary without spending a dollar to campaign. Dr. Greeson currently serves on the Board of Restaurant Connections International, Inc., a company with approximately 17 licensed Pizza Huts in Brazil; on the Board of The CEO Council, an organization that provides a common voice and platform for officers and directors of public companies; and on the Board of Intuitive Solutions, Inc., a Financial Consulting company.

Welter "Budd" Holden, 72.
Director since 1997.
Member of Compensation Committee and Co-Founder.

Mr. Holden assisted the Company in recruiting and networking patients for clinical trials. He is a well known designer who has consulted with the rich and famous throughout his whole life. He is a renowned networker and has presented Samaritan to many of his past clients, including principals of pharmaceutical companies. Although for the past five years Mr. Holden has been an independent consultant providing architectural and interior design advice, he spends at least half of his time trying to further Samaritan. Mr. Holden is the Chairman of our Business Advisory Board. He received his BA in architectural and interior design from the Pratt Institute.

Dr. Erasto R. C. Saldi, 43.
Director since 2003.

Since 1999, Dr. Saldi has been Medical Director of Fremont Medical Clinic, Desert Lane Care Center, and Cheyenne Care Center, where he improved physician compliance and formulated patient care protocols. From 1996 to 1997, he was Chief Resident, Internal Medicine and from 1997 to 1998, he served as Assistant Clinical professor, Internal Medicine at the University of Nevada, School of Medicine, Las Vegas, NV. Dr. Saldi has also has extensive experience as an Internist, Principal Investigator and manager of clinical research trials.

Class II Directors -- Terms Expire 2006

Mr. Eugene Boyle, 37.
Director since 2000.
Chief Financial Officer, Chief Operations Officer and Co-Founder.

Mr. Boyle attended Notre Dame and has received a BSE from Tulane University. He is a veteran of the US Navy serving as a Lt. during the Gulf War. Upon discharge he then returned to graduate school earning his MBA in Entrepreneurship from Babson College, Boston, Mass. He is presently in finishing his last year of part time Law School and devotes his time to business development aspects of Samaritan, SEC filings, patent prosecution and numerous other legal and business affairs.

In the past, Mr. Boyle was employed by Columbia/HCA (NYSE:HCA) as its Chief Operations Officer for the southeast region and also assisted with mergers and acquisitions of numerous hospitals. He also serves on the Advisory Board of Nevada Gold and Casinos (AMEX:UWN).Mr. Boyle is a Charted Financial Analyst candidate, has passed the series 7 and 63 securities brokerage registered representative exams, although he is not a practicing representative.

Mr. Brian Sullivan, 50.
Director since 2001.
Member of Compensation Board.

Mr. Sullivan is totally committed and passionate about Samaritan. He facilitates all of the public relations strategy for the Company and administrates Samaritan's Research Laboratory at Georgetown University in Washington, DC. He has been an incredible asset to the Company aligning us with HIV activist groups, Aging Institutes and various governmental agencies. Also, Mr. Sullivan has been instrumental in using his acumen for relationships to present the Company to many high net worth private investors. In the past, from 1982 to 1996, Mr. Sullivan served as Director of Pratesi of Beverly Hills, where he was responsible for negotiating a relationship with Neiman-Marcus, starting new franchises, and opening new stores. From 1996 through 1997, Mr. Sullivan was Director of Antiques at Charles Pollack, in Los Angeles, increasing sales by over $1M in one year. Mr. Sullivan has a BA in Psychology and English from the University of Massachusetts at Amherst, and a Masters in Victorian Philosophy from the University of Hall in England.

Ms. Cynthia C. Thompson, 43.
Director since 1999.
Chairman of the Compensation Committee and Member of the Audit Committee.

Ms. Thompson is the founder and Chief Executive Officer, since May 1998, of Service Interactive, Inc., which services food and beverage original equipment manufacturers and food service vendors nationwide. In May 1998, Ms. Thompson founded Intuitive Solutions International, Inc., a Houston, Texas firm engaged in capital formation and operations management consulting, where she serves as the President. From May 1987 to May 1993 Ms. Thompson was a representative at E.F. Hutton/Shearson Lehman Brothers in the Regional Institutional assisting with bank and institutional accounts. From May 1993 to May 1994, she was a corporate accounts representative with Oppenheimer & Company, Inc., and from May 1994 to May 1998, she was the Director, Corporate Finance Department, of D.E. Frey & Company, Inc., a brokerage firm.

Class III Directors -- Terms Expire 2005

Mr. Doug Bessert, 45.
Director since 2001.
Vice President of Investor Relations and Corporate Secretary.

Mr. Bessert has an extensive network of contacts which provides an active basis for Samaritan's ability to raise private capital. Mr. Bessert received his BS in Marketing from the University of Wyoming. Mr. Bessert has over 20 years of financial and investor relationship experience, with an emphasis in small entrepreneurial companies. Mr. Bessert devotes the majority of his time to the affairs of Samaritan's shareholders. Prior to joining Samaritan, he served as a Branch Manager at a stock brokerage firm in charge of nine other brokers, handling all compliance and investor problems for the office. Mr. Bessert was the Founder and CFO of Thorofare Resources Inc., a regional Oil and Gas company with production and employees in 8 states. He also was a Financial Consultant that managed portfolios for over 230 clients managing in excess of $43 million in assets. During his tenure as a financial consultant, he was heavily involved in leveraged buyouts, raising private capital, and acquisitions of many entities.

Mr. H. Thomas Winn, 62
Director since 1999.
Chairman of the Audit Committee.

Mr. Winn serves as the Chairman, CEO, President and a Director of Nevada Gold & Casinos, Inc., (AMEX:UWN) a developer of gaming properties, since January 1994. He also serves as Chairman and President of Aaminex Capital Corporation, a consulting and venture capital firm since 1983.

Dr. Vassilios Papadopoulos, D.Pharm., Ph.D., 42
Director since 2001.
Chief Scientific Officer.

Dr. Papadopoulos is head of the Division of Hormone Research and professor of Cell Biology, Pharmacology &Neuroscience at Georgetown University Medical Center. Dr. Papadopoulos and his group of scientists originally assisted Samaritan with work on using Procaine (HCL) to control stress-induced cortisol production by the human adrenal cells. Dr. Papadopoulos has over eighteen years of experience and over 130 peer review article publications in the Biopharmaceutical field and numerous patents in the field of cholesterol chemistry.

No director or executive officer has any family relationships with any other director or executive officer of the Company, except that Mr. Boyle is the son of Dr. Greeson. The Company has formed, by determination of the board of directors, an Audit Committee, with Director Winn as Chairman, who is independent and a financial expert as used in Item 7(d)(3)(iv) of Schedule 14A (240.14a-101) under the Exchange Act. The Company has also formed a Compensation Committee, with Director Thompson, as Chairman; a Business Advisory Board, with Director Holden, as Chairman; and a Scientific Advisory Board, with Director Papadopoulos, as Chairman.

Executive Compensation

The Compensation Committee (CC) of the board of directors administers our executive compensation program. Each member of the CC is a non-employee director. The CC is responsible for establishing salaries and administering the incentive programs for our Chief Executive Officer, and other executive officers.

         Compensation Philosophy

The Compensation Committee has designed Samaritan's compensation program based on the philosophy that all of our executives are important to our success, with our executive officers setting the direction of our business and having overall responsibility for our results. Like other pharmaceuticals companies, we operate in a highly competitive and difficult economic environment. Accordingly, the CC has structured Samaritan's compensation to accomplish several goals: 1) attract and retain very talented individuals, 2) reward creativity in maximizing business opportunities, and 3) enhance shareholder value by achieving our short-term and long-term business objectives.

         Base Salary

The CC considers the peer data discussed above as well as individual performance when approving base salaries for executive officers. The CC evaluates individual performance based on the achievement of corporate or divisional operating goals and subjective criteria, as well as the Chief Executive Officer's evaluation of the other executive officers. No specific weight is assigned to any particular factor. Dr. Greeson, Mr. Boyle, Mr. Bessert and Dr. Papadopoulos each have employment agreements negotiated on an arm's-length basis with the CC. In setting base salary, the Board considered the contributions of each executive to our company, compensation paid by peer companies and outside compensation reports.

         Stock Options

The short and long-term compensation program includes stock options granted under the Stock Incentive Plan as well as non-qualified stock options. The Option Plan is designed to reward executives for achieving long-term financial performance goals over a three-year to ten-year period, provide retention incentives for executives, and tie a significant portion of an executive's total compensation to our long-term performance. Stock options for our executive officers and key associates are part of our incentive program and link the enhancement of shareholder value directly to their total compensation. The CC determines the number of stock options granted based upon several factors: 1) level of responsibility, 2) expected contribution towards our performance, and
3) total compensation strategy for mix of base salary, short-term incentives and long-term incentives. The following tables and notes present information concerning compensation to the Company's Chief Executive Officer and to the Company's most-highly compensated executive officers other than the Company's Chief Executive Officer who were serving at December 31, 2002.

                           Summary Compensation Table

                        Annual Compensation                                    Long Term Compensation
---------------------------- -----------------------------------  --------------------------------------------------
Name and                 Year      Salary ($)       Accrual        Restricted Stock              Securities
Principle Position                                  Salary($)       Awards($)                  Underlying Options
--------------------    ------    --------------  -------------   ---------------------       ---------------------
Janet Greeson,           2002      $264,983         $131,917         $-0-                          1,532,210
Chairman, CEO,           2001      $101,600         $124,083         $152,317                      1,532,210
President                2000      $ 30,000         $150,000         $180,000                      1,779,684

Eugene Boyle             2002      $97,533          $167,067         $-0-                            766,105
CFO, COO                 2001      $62,072          $51,463          $138,465                        766,105
                         2000      $-0-             $-0-             $182,000                        444,921

Doug Bessert,            2002      $87,000          $98,062          $-0-                            444,921
VP,                      2001      $20,000          $ 2,083          $82,917                         383,052

                        Option Grants in Last Fiscal Year


                            Number of          % of Total
                           Securities           Options
                           Underlying          Granted to          Exercise
                         Options Granted       Employees in       Base Price
 Name                         (#)(1)            Fiscal Year      ($ / Share)        Expiration Date
-------------------     -----------------    ---------------     -------------    -------------------

Janet Greeson (1)          1,532,210               30.8%             $0.14              01/02/2012
Janet Greeson (1)          1,779,684               35.8%             $0.14              04/25/2012
Eugene Boyle (1)             766,105               15.4%             $0.14              01/02/2012
Eugene Boyle (1)             444,921                9.0%             $0.14              04/25/2012
Doug Bessert (1)              44,921                9.0%             $0.14              04/12/2012


     Aggregate Option Exercises in Last Fiscal Year and FY-End Option Values



                                                             Number of
                                                            Securities        Number of
                       Shares                                Underlying       Unexercised in
                     Acquired on        Value               Unexercised       the Money
                      Exercised         Realized            Options at        Options at
Name                   (#)                (#)(1)             FY-End (#)       FY-End ($)
---------------     ------------     ---------------     ---------------   ----------------

Janet Greeson         1,779,684           -0-                4,844,104          45,966
Eugene Boyle            444,921           -0-                1,977,131          22,983
Doug Bessert            483,052           -0-                  877,973           8,898



401(k) Plan

We adopted a tax-qualified employee savings and retirement plan, or 401(k) plan, covering our full-time employees located in the United States. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) plan by employees, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan. Under the 401(k) plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of such contribution contributed to the 401(k) plan. The 401(k) plan does permit additional matching contributions to the 401(k) plan by us on behalf of participants in the 401(k).

         Employment Agreements

We have engaged each executive officer pursuant to a written agreement. In each agreement, the executive is entitled to base salary and stock options based on a formula not to be less 250,000 options per year. The executive is also entitled to convert his salary into shares of the Company based on the formula for the Company's security. See "Executive Compensation" for amounts of base salary and stock options for each executive. The executive is also allowed to participate in all of Samaritan Pharmaceutical's benefit programs, if the Company offers the programs to any other employee.

If executive terminates by reason of death, disability, incapacity or termination by Samaritan Pharmaceuticals other than for cause, the executive will be entitled to continuation of base salary and health and similar benefits for defined periods, payment of stock options and deferred compensation awards. In each case, the executive agreed to a non-complete clause for the term of his employment.

In the event of a change of control, the executive would also vest in his or her options. The executive would also no longer be subject to non-competition undertakings. If a change of control were followed by termination of employment resulting from a change of control termination, in lieu of the severance benefits described above, the executive would be entitled to receive a payment equal to three times base salary and yearly options. For up to three years following termination Samaritan Pharmaceuticals would also be obligated to provide continued health and other insurance and disability benefits. We would also be obligated to pay all legal fees and expenses reasonably incurred by the executive in seeking enforcement of contractual rights following a change of control. If change of control payments and benefits to any of Dr. Greeson, Mr. Boyle, and/or Mr. Bessert were sufficient to result in an excise tax under the so-called "golden parachute" provisions of the Code, we would be obligated to pay the executive a tax gross-up payment. All three executives are also awarded options based on increases in market capitalization starting with the market capitalization of $12,500,000. In addition to the salary and other benefits described above, Mr. Bessert was awarded 100,000 options at $1.00 on restricted stock that were vested as the signing of his employment contract.

Dr. Papadopoulos has an engagement agreement with us which does not prohibit Dr. Papadopoulos from being employed by other entities. Dr. Papadopoulos has disclosed that he receives payments and benefits from other entities including Georgetown University. He is compensated on a monthly basis, which he has the option to convert his compensation into shares plus he receives 250,000 warrants per year for the life of the contract.

Trust Agreements

The Company has entered into trust agreements and appointed trustees that are non directors or officers providing for the payment out of the assets of the trusts accrued under the Company's various benefit plans, employment agreements and other employment arrangements as the Company specify from time to time. To the extent not already irrevocable, the trusts would become irrevocable upon a change of control of Samaritan Pharmaceuticals. The Company may make contributions to the trusts from time to time, and additional funding could be required upon a change of control. To the extent funded, the trusts are to be used, subject to their terms and to the claims of the Company's general creditors in specified circumstances, to make payments under the terms of the benefit plans, employment agreements and other employment arrangements from time to time specified by the Company.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers, indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that he or she is or was a director or officer or served at our request as a director of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Nevada law.) An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Samaritan Pharmaceuticals, except to the extent Nevada law shall permit broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by our articles of incorporation and by Nevada law.

      Commission Position Of Indemnification For Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company, We have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.


Samaritan Pharmaceuticals, Inc. 2001 Stock Incentive Plan (the "2001 Plan").

General

Purpose: The purpose of the 2001 Plan as proposed is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success and by enabling us to attract, retain and reward the best-available people.

Shares Available under the 2001 Plan: The number of awards that we may grant under the 2001 Plan in each calendar year will not exceed twenty percent (20%) of (i) the total shares of common stock outstanding on a fully diluted basis, without taking into account awards outstanding under the 2001 Plan that are exercisable for or convertible into common stock or that are unvested stock awards (referred to as "outstanding awards"), at the close of business on the last day of the preceding calendar year, less (ii) the number of shares subject to "outstanding awards" at the close of business on that date. In no event, however, will more than an aggregate of twelve (12) million shares of common stock be issued pursuant to incentive stock options intended to qualify under
Section 422 of the Internal Revenue Code. The maximum number of shares of common stock subject to awards of any combination that may be granted under the 2001 Plan during any fiscal year to any one individual is limited to 500,000, or, only in the initial year of an individual's employment with our company, 1,000,000. If any award, or portion of an award, under the 2001 Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of common stock are surrendered to us in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), the shares subject to such award and the surrendered shares will thereafter be available for further awards under the 2001 Plan.

Administration: The 2001 Plan will be administered by our directors or by a committee or committees as the board may appoint from time to time. The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the 2001 Plan, including, but not limited to, the authority to: (i) determine who is eligible for awards, and the time or times at which such awards will be granted; (ii) determine the types of awards to be granted; (iii) determine the number of shares covered by or used for reference purposes for each award; (iv) impose such terms, limitations, restrictions and conditions upon any such award as the administrator deems appropriate; (v) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, except as noted below, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder);
(vi) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an award following termination of any grantee's employment or consulting relationship; and (vii) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period.

In the event of a stock dividend of, or stock split or reverse stock split affecting the common stock, (i) the maximum number of shares as to which we may grant awards under the 2001 Plan and the maximum number of shares with respect to which we may grant awards during any one fiscal year to any individual, and
(ii) the number of shares covered by and the exercise price and other terms of outstanding awards, will be adjusted to reflect such event unless the board of directors determines that no such adjustment will be made.

Except as provided above, in the event of any change affecting the common stock, the company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any such change that is part of a transaction resulting in a "change in control" of the company (as defined in the 2001 Plan), the administrator, in its discretion and without the consent of the holders of the awards, will make (i) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the 2001 Plan (in the aggregate and with respect to any individual during any one fiscal year of the company), and (ii) any adjustments in outstanding awards, including but not limited to modifying the number, kind and price of securities subject to awards.

In the event of any transaction resulting in a "change in control" of the company (as defined in the 2001 Plan), outstanding stock options and stock appreciation rights under the 2001 Plan will terminate upon the effective time of the "change in control" unless provision is made for the continuation, assumption, or substitution of the awards by the surviving or successor entity. In the event of such termination, the holders of stock options and stock appreciation rights under the 2001 Plan will be permitted to exercise all portions of awards that are exercisable, for at least twenty days prior to the effective time of the "change in control." Any such exercise of any portion of an award that becomes exercisable as a result of a "change in control" will be deemed to occur immediately prior to the effective time of such "change in control."

Without the consent of award holders, the administrator may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the company, or the financial statements of the company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2001 Plan.

Without the consent of award holders, the administrator may make any modifications to any awards, including but not limited to cancellation, forfeiture, surrender or other termination of the awards, in whole or in part regardless of the vested status of the award, to facilitate any business combination the board of directors authorizes to comply with requirements for treatment as a pooling of interests transaction for accounting purposes under generally accepted accounting principles.

Participation: Participation in the 2001 Plan will be open to all of our employees, advisors, sales representatives, officers, directors and other individuals providing bona fide services to us or any of our affiliates, as the administrator may select from time to time. As of May 28, 2003 all 6 non-employee directors, and approximately 5 employees, advisors, sales representatives, and consultants would be eligible to participate in the 2001 Plan.

Type of Awards

The 2001 Plan as proposed would allow for the grant of stock options, stock appreciation rights, stock awards, phantom stock awards and performance awards. The administrator may grant these awards separately or in tandem with other awards. The administrator will also determine the prices, expiration dates and other material conditions governing the exercise of the awards. We, or any of our affiliates, may make or guarantee loans to assist grantees in exercising awards and satisfying any withholding tax obligations arising from awards.

Stock Options: The 2001 Plan allows the administrator to grant either awards of incentive stock options, as that term is defined in section 422 of the Internal Revenue Code, or nonqualified stock options; provided, however, that only our employees or employees of our subsidiaries may receive incentive stock option awards. Options intended to qualify as incentive stock must have an exercise price at least equal to fair market value on the date of grant, but nonqualified stock options may be granted with an exercise price less than fair market value. The option holder may pay the exercise price in cash, by tendering shares of common stock, by a combination of cash and shares, or by any other means the administrator approves.

Stock Appreciation Rights: The 2001 Plan allows the administrator to grant awards of stock appreciation rights which entitle the holder to receive a payment in cash, in shares of common stock, or in a combination of both, having an aggregate value equal to the spread on the date of exercise between the fair market value of the underlying shares on that date and the base price of the shares specified in the grant agreement.

Stock and Phantom Stock Awards: The 2001 Plan allows the administrator to grant restricted or unrestricted stock or deferred stock awards, or awards denominated in stock-equivalent units to eligible participants with or without payment of consideration by the grantee. Stock awards and phantom stock awards may be paid in cash, in shares of common stock, or in a combination of both.

Performance Awards: The 2001 Plan allows the administrator to grant performance awards which become payable in cash, in shares of common stock, or in a combination of both, on account of attainment of one or more performance goals established by the administrator. The administrator may establish performance goals based on our operating income, or that of our affiliates, or one or more other business criteria the administrator may select that applies to an individual or group of individuals, a business unit, or us or our affiliate as a whole, over such performance period as the administrator may designate.

Other Stock-Based Awards: The 2001 Plan allows the administrator to grant stock-based awards which may be denominated in cash, common stock, or other securities, stock equivalent units, stock appreciation units, securities or debentures convertible into common stock, or any combination of the foregoing. These awards may be paid in common stock or other securities, in cash, or in a combination of common stock, other securities and cash.

Amendment and Termination

Our board of directors may terminate, amend or modify the 2001 Plan or any portion thereof at any time. Unless sooner terminated by our board, the 2001 Plan will terminate on March 31, 2011.

Federal Income Tax Consequences

The following is a general summary of the current federal income tax treatment of stock options, which would be authorized for grants under the 2001 Plan as proposed, based upon the current provisions of the Internal Revenue Code and regulations promulgated thereunder.

Incentive Stock Options: Incentive stock options under the 2001 Plan are intended to meet the requirements of section 422 of the Internal Revenue Code. No tax consequences result from the grant of the option. If an option holder acquires stock upon exercise, the option holder will not recognize income for ordinary income tax purposes (although the difference between the option exercise price and the fair market value of the stock subject to the option may result in alternative minimum tax liability to the option holder) and we will not be allowed a deduction as a result of such exercise, provided that the following conditions are met: (a) at all times during the period beginning with the date of the granting of the option and ending on the day three months before the date of such exercise, the option holder is our employee or an employee of one of our subsidiaries; and (b) the option holder makes no disposition of the stock within two years from the date of the option grant nor within one year after the transfer of the stock to the option holder. The three-month period extends to one year in the event of disability and is waived in the event of death of the employee. If the option holder sells the stock after complying with these conditions, any gain realized over the price paid for the stock ordinarily will be treated as capital gain, and any loss will be treated as capital loss, in the year of the sale.

If the option holder fails to comply with the employment requirements discussed above, the tax consequences will be substantially the same as for a nonqualified option, discussed below. If the option holder fails to comply with the holding period requirements discussed above, the option holder will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date the option was exercised over the exercise price or (ii) the excess of the amount realized upon such disposition over the adjusted tax basis of the stock. Any additional gain ordinarily will be recognized by the option holder as capital gain, either long-term or short-term, depending on the holding period of the shares. If the option holder is treated as having received ordinary income because of his or her failure to comply with either condition above, we will be allowed an equivalent deduction in the same year.

Nonqualified Stock Options: No tax consequences result from the grant of the option. An option holder who exercises a nonqualified stock option generally will realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and we will be entitled to a deduction from income in the same amount in the fiscal year in which the exercise occurred. The option holder's basis in these shares will be the fair market value on the date income is realized, and when the holder disposes of the shares he or she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

Disallowance of Deductions: The Internal Revenue Code disallows deductions for publicly held corporations with respect to compensation in excess of $1,000,000 paid to the corporation's chief executive officer and its four other most highly compensated officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if certain statutory requirements are satisfied. Under this exception, the deduction limitation does not apply with respect to compensation otherwise deductible on account of stock options and stock appreciation rights granted at fair market value under a plan, such as the 2001 Plan, that limits the number of shares that may be issued to any individual and which is approved by the corporation's stockholders.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 The following table sets forth, as of May 28, 2003, certain information with respect to the beneficial ownership of shares of common stock by (i) each person known to us to be the beneficial owner of more than 5 percent of our outstanding shares of common stock, (ii) each of our directors, (iii) each of our officers and (iv) our directors and officers as a group.

Name and Address of                       Number                  Percentage
Beneficial Owner                        of shares             Owned of Class (3)
---------------------                ---------------         -------------------

Welter Holden (1) (2)                    450,250                          0.56%
P.O. Box 211
144 Gallows Lane
Litchfield CT 06759

Dr. Janet Greeson (1) (2)              5,044,104                           5.9%
101 Convention Center Dr # 310
Las Vegas, NV 89109

Erasto R. C. Saldi, MD (2)                25,000                          0.03%
11304 Golden Chestnut Pl.
Las Vegas, NV 89135

Cynthia Thompson (1) (2)                 759,555                          0.94%
3040 Post Oak Blvd. #695
Houston, Texas 77056

H. Thomas Winn (1) (2)                   275,000                          0.33%
3040 Post Oak Blvd. #675
Houston, Texas 77056

Eugene Boyle (1) (2)                   3,371,381                          4.09%
101 Convention Center Drive #310
Las Vegas, Nevada, 89109

Dr. Vassilios Papadopoulos (1) (2)       750,000                          0.92%
101 Convention Center Drive #310
Las Vegas, NV 89109

Brian Sullivan (1) (2)                   953,250                          1.18%
P.O. Box 211
144 Gallows Lane
Litchfield CT 06759

Doug Bessert (1) (2)                     877,973                          1.08%
101 Convention Center Drive #310
Las Vegas, Nevada, 89109

Samaritan Pharmaceuticals Inc          7,535,513                          9.36%
Executive Trust (4) (5)
FBO Dr. Janet Greeson

Samaritan Pharmaceuticals Inc          3,989,823                          4.95%
Executive Trust (4) (5)
FBO Eugene Boyle

Samaritan Pharmaceuticals Inc          2,470,583                          3.07%
Executive Trust (4) (5)
FBO Doug Bessert

Samaritan Pharmaceuticals Inc            850,000                          1.06%
Executive Trust (4) (5)
FBO Dr. Vassilios Papadopoulos

Fusion Capital Fund II, LLC            5,692,193                          7.07%
222 Merchandise Mart Plaza, Suite 9-112
Chicago, IL  60654  (6)

All officers and directors            12,506,513                         13.99%
as a group 9 persons (1)
-----------------------------------------------------

       (1) Includes shares of common stock which each of the following directors and executive officers had the right to acquire on May 28, 2003 or within sixty (60) days thereafter through the exercise of options: Dr. Janet Greeson (4,844,104 options), Dr. Vassilios Papadopoulos (750,000 options), Mr. Eugene Boyle (1,977,131 options), Mr. Doug Bessert (877,973 options). Welter Holden Cynthia Thompson H. Thomas Winn Brian Sullivan (100,000 options). Dr. Erasto R. C. Saldi, MD (25,000 options). Excludes vested deferred shares payable in shares held in trust by the company.
       (2)      Officer and/or director.
       (3) Calculated on the basis of 80,526,337 shares of common stock issued and outstanding as of May 28, 2003.
       (4) Dr. Janet Greeson, Eugene Boyle, Doug Bessert and Dr. Vassilios Papadopoulos do not have the power to vote or direct the disposition of these shares in the respective trusts and therefore each disclaims beneficial ownership of the shares in the respective trusts.
       (5) Address for the Trustee of the Executive Trusts is PO Box 22790 Santa Fe, NM, 87502
       (6) Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and investment power over the shares being offered under this prospectus.

                               SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder. Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.


Selling            Shares Beneficially        Percentage of           Shares to be Sold      Percentage of Outstanding
Stockholder         Owned Before              Outstanding Shares       in the Offering       Shares Beneficially Owned
                    Offering                  Beneficially Owner                             After Offering
                                              Before Offering (1)
-----------         -------------------       -------------------      -----------------    --------------------------

Fusion Capital
Fund II, LLC (1)(2)      5,692,193                    7.07%              18,125,000                 3.19%

(1) As of the date hereof, 5,692,193 shares of Fusion Capital have been previously acquired by Fusion Capital. Fusion Capital may acquire up to an additional 15,000,000 shares under the common stock purchase agreement. Percentage of outstanding shares is based on 80,526,337 shares of common stock outstanding as of May 28, 2003. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $20,000 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation.

(2) Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and investment power over the shares being offered under this prospectus.

                              Plan of Distribution

The common stock offered by this prospectus is being offered by Fusion Capital Fund II, LLC, the selling stockholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

o        ordinary brokers' transactions;
o        transactions involving cross or block trades;
o        through brokers, dealers, or underwriters who may act solely as agents;
o        "at the market" into an existing market for the common stock;
o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
o        in privately negotiated transactions; or
o        any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Fusion Capital is an "underwriter" within the meaning of the Securities Act.

Neither we nor Fusion Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Fusion Capital, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Fusion Capital and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the common stock purchase agreement.

We have advised Fusion Capital that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Fusion Capital.


                          DESCRIPTION OF CAPITAL STOCK

Common Stock

Our authorized capital stock consists of 100,000,000 authorized shares of common stock, $.001 par value, of which 80,526,337 shares were outstanding as of May 28, 2003. The holders of our common stock are entitled to one (1) vote for each share on all matters voted on by stockholders, including the election of directors and, except as otherwise required by law, or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, exclusively possess all voting power. Under our articles of incorporation, voting rights are non-cumulative so that stockholders holding more than 50% of our outstanding shares of common stock are able to elect all members of our board of directors. Holders of shares of our common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by our board of directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of the company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of our common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to our common stock.

Preferred Stock

Our authorized capital stock also includes 5,000,000 shares of preferred stock, $.001 par value of which no shares were outstanding as of the date of this prospectus. Our articles of incorporation authorizes a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series. Our board of directors, subject to the provisions of our Certificate of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; - redemption prices; conversion rights; and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our stockholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Warrants And Options

We currently have warrants and options outstanding for 15,527,258 shares of common stock, which are exercisable at prices ranging from $0.10 per share to $2.00 per share.

Board Of Directors

Our bylaws, which were approved by the directors on March 6, 2001, provide that our board of directors shall consist of nine (9) directors that shall be divided into three classes. The authorized number of directors may from time to time be increased to not more than fifteen (15) or decreased to not less than three (3) by resolution of the board of directors. A single class of directors shall be elected each year at the annual meeting, and each director shall be elected to serve for a term ending on the date of the third annual meeting of stockholders after his election and until his successor has been elected and duly qualified, subject to any transition periods. This provision in our bylaws would delay, defer or prevent a change in control of Samaritan Pharmaceuticals. Our board of directors or stockholders may remove a director at any time, with or without cause.

Amendment Of Our Bylaws

Our bylaws may be adopted, amended or repealed by the affirmative vote of more than eighty percent (80%) of our outstanding shares. Our bylaws also may be adopted, amended or repealed by our board of directors.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing "Acquisition of Controlling Interest." This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires "control shares" whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: (1) 20 to 33 1/3%, (2) 33 1/3 to 50%, or (3) more than 50%. A "control share acquisition" is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act. The control share acquisition act is applicable only to shares of "Issuing Corporations" as defined by the act. An Issuing Corporation is a Nevada corporation, which; (1) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and (2) does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of Samaritan Pharmaceuticals, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada "Combination with Interested Stockholders Statute" may also have an effect of delaying or making it more difficult to effect a change in control of Samaritan Pharmaceuticals. This statute prevents an "interested stockholder" and a resident domestic Nevada corporation from entering into a "combination," unless certain conditions are met. The statute defines "combination" to include any merger or consolidation with an "interested stockholder," or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an "interested stockholder" having;
(1) an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation; (2) an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or (3) representing 10 percent or more of the earning power or net income of the corporation. An "interested stockholder" means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a "combination" within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (1) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher; (2) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or (3) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Transfer Agent

The transfer agent for the common stock is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.

Proposal To Amend The Articles Of Incorporation To Increase The Number Of Authorized Shares Of Common Stock

The annual meeting of our stockholders will be held on Friday, June 27th, 2003 at 10:00 a.m., local time, at the Stirling Club, Turnberry Towers, 2827 Paradise Rd., Las Vegas, Nevada. At this meeting our stockholders will vote to approve and ratify an amendment to our articles of incorporation to increase the number of authorized shares of our common stock from 100,000,000 to 200,000,000.

We currently have 100,000,000 authorized shares of common stock, of which 79,809,519 common shares are issued and outstanding as of May 9, 2003, the record date for the annual meeting. The board of directors believes that it is prudent to increase the authorized number of shares of common stock to the proposed level in order to have a sufficient number of shares of common stock to provide a reserve of shares available for issuance to meet business needs as they may arise in the future. Such business needs may include, without limitation, financings, acquisitions, establishing strategic relationships with corporate partners, providing equity incentive to employees, officers or directors, stock splits or similar transactions.

In addition, while the Company has no plans or proposals at this time, the board of directors has determined that it is in the best interest of our stockholders to pursue strategic acquisitions and alliances. Given the Company's present financial position, the Company must be able to issue shares of our common stock in order to complete any significant strategic acquisition or alliance. The board of directors believes that increasing the number of our authorized shares of common stock to 200,000,000 will provide a sufficient number of authorized shares of common stock for the foreseeable future.

Accordingly, our board of directors is requesting that the stockholders approve an amendment to our articles of incorporation, under Section 78.390 of the Nevada General Corporations Code, to increase of the number of authorized shares of common stock to 200,000,000. Other than as set forth below, the board has no present agreement or arrangement to issue any of the shares for which approval is sought. If the amendment is approved by the stockholders, the board of directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law.

Purpose and Effect of the Amendment

The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. The board of directors, however, will have the authority to issue authorized common stock without further stockholder approval, except as may be required by applicable law or the rules or regulations of any exchange or market on which our class of common stock may trade. To the extent that additional authorized shares are issued in the future, including the rescinded shares discussed below, they may decrease your existing percentage equity ownership of the Company.

The increase in the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued common stock could, within the limits imposed by applicable law, be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.

The board of directors is not currently aware of any attempt to take over or acquire the Company. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized common stock is not prompted by any specific effort or takeover threat currently perceived by management

Consequences to the Company if the Number of Authorized Shares is not increased

General. Since the Company does not have any sources of revenue or significant tangible assets which can be borrowed against for the foreseeable future, the Company must be able to sell its capital stock in order to generate sufficient working capital to continue our operations. Therefore, if the number of authorized shares of common stock is not increased, the Company may not have sufficient working capital to continue our operations. The availability of additional shares of common stock is particularly important in the event that the board of directors determines that it needs to undertake any of the foregoing actions on an expedited basis.

Financing with Fusion Capital. On April 22, 2003, Samaritan Pharmaceuticals , Inc. and Fusion Capital Fund II, LLC, a Chicago-based institutional investor and Samaritan's long-term financial partner, entered into a new $10.0 million common stock purchase agreement. The previous common stock purchase agreement between Samaritan and Fusion Capital dated November 2, 2000 by its original terms has expired.

Under the new common stock purchase agreement, Fusion Capital shall buy from time to time over twenty-five months up to $10.0 million of Samaritan's common stock. Samaritan has the right to control the timing and the amount of stock sold to Fusion Capital with the purchase price based upon the market price of Samaritan's common stock at the time of each sale without any discount. Funding of the $10.0 million shall commence at the Samaritan's discretion after the Securities & Exchange Commission has declared effective a registration statement covering the shares of common stock to be purchased by Fusion Capital.

If the stockholders do not approve the proposal to increase the authorized shares of common stock, the amount of financing we can obtain under the purchase agreement with Fusion Capital may be limited. At such time as the Company does not have any additional shares to sell to Fusion Capital, Fusion Capital has the right to terminate its financing of the Company. The termination by Fusion Capital of its financing would have a material adverse effect on the ability of the Company to remain in business.

Article Subject to Amendment

If the proposed amendment is approved by the stockholders, the Article FIFTH of the Company's Articles of Incorporation will be amended to read as follows:

         FIFTH: The Corporation is authorized to issue 200,000,000 shares, of "common stock," $0.001 par value. The board of directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of common stock, and the number of shares constituting any such series and the designation thereof, or any of them. The board of directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Required Vote

The board of directors unanimously recommends a vote FOR approval of the proposed Amendment. If a quorum is present, this proposal will be approved if a majority of the votes cast on the proposal are voted in favor of approval. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will not be counted and will have no effect in determining whether the proposal is approved. Proxies solicited by the board of directors will be voted for approval of the proposed Amendment unless a vote against the proposal or abstention is specifically indicated.

Recommendation of the Board of Directors

Our board of directors unanimously recommends that the stockholders vote "FOR" the proposal to amend the articles of incorporation to increase the number of authorized shares of common stock to 200,000,000 shares.


                         SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 80,526,337 shares of common stock issued and outstanding. Of these shares, the 18,125,000 sold in this offering will not be deemed to be restricted shares under the Securities Act of 1933. As of May 28, 2003, 54,349,354 of these shares are deemed to be restricted shares under the Securities Act of 1933. The restricted shares will be eligible for sale pursuant to Rule 144 of the Securities Act at the expiration of the one-year holding period from their date of acquisition. The one-year holding period for some shares has ended.

Prior to this offering there has been a limited market for the common stock and no predictions can be made of the effect, if any, that market sales of restricted shares or the availability of restricted shares for sale will have on the market price of the shares if a market for the shares develops. Nevertheless, sales of substantial amounts of the restricted shares in the public market could adversely affect such market prices.

                                  LEGAL MATTERS

Legal matters in connection with the validity of the shares of common stock offered hereby will be passed upon for us by Kirkpatrick & Lockhart LLP, Miami, Florida.


                                     EXPERTS

Sherb & Co., LLP, independent certified public accountants, have audited our consolidated financial statements at December 31, 2002 and 2001 and for the two years then ended as set forth in their included report. We have included our consolidated financial statements in the registration statement, in reliance on their report given their authority as an expert in accounting and auditing.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

Feldman Sherb & Co., P.C., a professional corporation of certified public accountants ("Feldman") was our independent accounting firm for the fiscal years ended December 31, 2001 and 2000 and the four month ten day period ended May 10, 2002. The report of Feldman on our 2001 and 2000 consolidated financial statements contained no adverse opinion, disclaimer of opinion or modification of the opinion except that their report on the 2001 financial statements contains an explanatory paragraph that states that "the accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses and as more fully described in Note 1, the Company anticipates that additional funding will be necessary to sustain the Company's operations through the year ending December 31, 2002. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

Feldman was merged into Grassi & Co., CPA's, P.C., ("Grassi") and the principal accountants who had been responsible for the Company's audit during the years ended December 31, 2001 and 2000 left and started their own firm called Sherb & Co., LLP ("Sherb"). As a result, on May 11, 2002, the Company dismissed Grassi and selected Sherb to serve as independent public accountants for the fiscal year 2002.

During the two most recent fiscal years and through May 10, 2002, Registrant has not consulted with Sherb regarding the application of accounting principles to a specific or contemplated transaction. Neither the Company nor anyone on its behalf consulted with Sherb regarding the type of audit opinion that might be rendered on the Company's financial statements or any matter that was the subject of a disagreement or event as defined at Item 304(a)(2) of Regulation S-B.

The decision to change accountants was recommended and approved by the board of directors of the Company. During the period from January 1, 1999 to May 10, 2002, and through the date hereof, there were no disagreements with Feldman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Feldman, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Company's financial statements as described on Item 304(a)(1)(iv)(A). In addition, there were no such events as described under Item 304(a)(1)(iv)(B) of Regulation S-B during such periods.

On September 24, 2002, the Company has provided Grassi, with a copy of the disclosures it is making herein in response to Item 304(a) of Regulation S-B, and has requested that Grassi provide its response letter, addressed to the United States Securities and Exchange Commission, pursuant to Item 304(a)(3) of Regulation S-B, stating whether it agrees with the statements made by the Company and, if not, stating the respects in which it does not agree. A copy of Grassi's letter is attached as an exhibit to Form 8-K filed on September 27, 2002.

                             ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices. You can obtain copies of these materials from the Public Reference Section of the Securities and Exchange Commission upon payment of fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission's Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission under the Securities Act with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the Securities and Exchange Commission's rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission, and copies of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission at prescribed rates.

                          INDEX TO FINANCIAL STATEMENTS

                         SAMARITAN PHARMACEUTICALS, INC.
                          (A Development Stage Company)



AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor's Report.                                               F-2

Consolidated Balance Sheet as of December 31, 2002 and 2001.                F-3

Consolidated Statements of Operations for the period from
         Inception (September 5, 1994) to December 31, 2002
         (Unaudited) and the Years Ended December 31, 2002 and 2001.        F-4

Consolidated Statements of Stockholders' Equity (Deficit)
         for the period from Inception (September 5, 1994) to
         December 31, 2002 (Unaudited) and for the Years Ended
         December 31, 2002 and 2001.                                        F-5

Consolidated Statements of Cash Flows for the period from Inception
         (September 5, 1994) to December 31, 2002 (Unaudited) and
         for the Years Ended December 31, 2002 and 2001.                    F-7

Notes to Consolidated Financial Statements.                                 F-8


UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Consolidated Balance Sheet as of March 31, 2003.                 F-16

Unaudited Consolidated Statements of Operations for the period from
         Inception (September 5, 1994) to March 31, 2003, and for
         the Three Months Ended March 31, 2003 and 2002.                   F-17

Unaudited Consolidated Statements of Stockholders' Deficit
         for the period from Inception (September 5, 1994)
         to March 31, 2003.                                                F-18

Unaudited Consolidated Statements of Cash Flows for the period from Inception (September 5, 1994) to March 31, 2003 and
         for the Three Months Ended March 31, 2003 and 2002.               F-20

Notes to Unaudited Consolidated Financial Statements.                      F-21

INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Samaritan Pharmaceuticals, Inc.

         We have audited the accompanying consolidated balance sheet of Samaritan Pharmaceuticals, Inc. (a development stage company) as of December 31, 2002 and the related consolidated statements of operations, shareholders' deficit and cash flows for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, the consolidated financial position of Samaritan Pharmaceuticals, Inc. (a development stage company) as of December 31, 2002 and the consolidated results of its operations and its cash flows for the years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses and as more fully described in Note 1, the Company anticipates that additional funding will be necessary to sustain the Company's operations through the year ending December 31, 2003. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                        /s/ Sherb & Co., LLP
                                                            Sherb & Co., LLP
                                                    Certified Public Accountants

New York, New York
April 9, 2003
                                       F-2

                         SAMARITAN PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET

                               December 31, 2002

                                     ASSETS

CURRENT ASSETS:
       Cash                                                  $          357,826
       Prepaid expenses                                                   3,000
                                                             -------------------
            TOTAL CURRENT ASSETS                                        360,826
                                                             -------------------
PROPERTY AND EQUIPMENT                                                   35,205
                                                             -------------------
OTHER ASSETS:
       Patent registration costs                                        197,366
       Purchased technology rights                                       52,671
       Deposits                                                          15,720
                                                             -------------------
            TOTAL OTHER ASSETS                                          265,757
                                                             -------------------
                                                             $          661,788
                                                             ===================

                      LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
       Accounts payable                                      $          465,313
       Accrued expenses                                                 724,675
       Short-term borrowings                                            156,955
                                                             -------------------
            TOTAL CURRENT LIABILITIES                                 1,346,943
                                                             -------------------
DEFERRED REVENUE                                                        250,000
                                                             -------------------

SHAREHOLDERS'  DEFICIT:
       Common stock, 100,000,000 shares authorized at $.001
            par value, 64,549,908 issued and outstanding                 64,550
       Additional paid-in capital                                    16,794,240
       Accumulated deficit during development stage                 (17,793,945)
                                                             -------------------
            TOTAL SHAREHOLDERS' DEFICIT                                (935,155)
                                                             -------------------
                                                             $          661,788
                                                             ===================






        See accompanying notes to the consolidated financial statements.

                         SAMARITAN PHARMACEUTICALS, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

       FROM INCEPTION (SEPTEMBER 5, 1994), AND FOR THE FOR THE NINE MONTHS
               AND FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001






                                            From
                                          Inception
                                     (September 5, 1994)           December 31,
                                     December 31, 2002           2002           2001
                                     -------------------    ------------   ------------
REVENUES:                         $             50,000    $           -   $          -
                                     -------------------    ------------   ------------
EXPENSES:

Research and development                     3,901,341        1,097,248      1,068,902
Interest, net                                   43,672           20,307          9,420
General and administrative                  12,939,872        2,419,215      2,623,148
Depreciation and amortization                1,096,840          520,383        516,116
Forgiveness of debt                           (137,780)               -       (137,780)
                                      ------------------    ------------   ------------
                                            17,843,945        4,057,153      4,079,806
                                      -------------------    ------------   ------------
NET LOSS                          $        (17,793,945)   $  (4,057,153)  $ (4,079,806)
                                      ===================    ============   ============

Loss per share, basic & diluted:  $              (1.09)   $       (0.08) $       (0.17)
                                      ===================    ============   ============
Weighted average number of
  shares outstanding:

  Basic and diluted                         16,324,613       50,788,659     24,467,817
                                      ===================    ============   ============


        See accompanying notes to the consolidated financial statements.

                        SAMARITAN PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

             FROM INCEPTION (SEPTEMBER 5, 1994) TO DECEMBER 31, 2002


                                      Number    Par Value  Reserved     Additional                                          Total
                                        of       Common       for        Paid in                 Deferred  Accumulated Shareholders'
                                     Shares      Stock     Conversion    Capital     Warrants   Compensation   Deficit    Deficit
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------
Inception at September 5, 1994             -  $       -  $         -  $         - $        -  $        - $          -   $         -

Shares issued for cash, net of
 offering costs                    6,085,386        609            -      635,481          -           -            -       636,090
Warrants issued for cash                   -          -            -            -      5,000           -            -         5,000
Shares issued as compensation
 for services                        714,500         71            -    1,428,929          -           -            -     1,429,000

Net loss                                   -          -            -            -          -           -    (2,152,843)  (2,152,843)
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------
December 31, 1996                  6,799,886        680            -    2,064,410      5,000           -    (2,152,843)     (82,753)

Issuance of stock, prior to
 acquisition                         206,350         21            -      371,134          -           -            -       371,155
Acquisition of subsidiary for
 stock                             1,503,000        150            -       46,545          -           -            -        46,695


Shares of parent redeemed,
 par value $.001                  (8,509,236)      (851)           -          851          -           -            -             -
Shares of public subsidiary
 issued, par value $.001           7,689,690      7,690          820       (8,510)         -           -            -             -

Net loss                                   -          -            -            -          -           -     (979,635)     (979,635)
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------

December 31, 1997                  7,689,690      7,690          820    2,474,430      5,000           -    (3,132,478)    (644,538)

Conversion of parent's shares        696,022        696         (696)           -          -           -            -             -
Shares issued for cash, net of
 offering costs                      693,500        694            -      605,185          -           -            -       605,879
Shares issued in cancellation
 of debt                             525,000        525            -      524,475          -           -            -       525,000
Shares issued as compensation        400,000        400            -      349,600          -           -            -       350,000

Net loss                                   -          -            -            -          -           -    (1,009,945)  (1,009,945)
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------
December 31, 1998                 10,004,212     10,005          124    3,953,690      5,000           -    (4,142,423)    (173,604)

Conversion of parent's shares         13,000         13          (13)           -          -           -            -             -
Shares issued in cancellation
 of debt                              30,000         30            -       29,970          -           -            -        30,000
Shares issued for cash, net
 of offering costs                    45,000         45            -       41,367          -           -            -        41,412
Shares issued as compensation      3,569,250      3,569            -      462,113          -           -            -       465,682
Detachable warrants issued                 -          -            -            -    152,125           -            -       152,125
Detachable warrants exercised        100,000        100            -      148,900   (149,000)          -            -             -
Debentures converted to stock      1,682,447      1,682            -      640,438          -           -            -       642,120

Net loss                                   -          -            -            -          -           -    (1,671,255)  (1,671,255)
                                   -----------   --------   ----------   ---------- ----------- ------------ -----------  ----------

December 31, 1999                 15,443,909     15,444          111    5,276,478      8,125           -    (5,813,678)    (513,520)

        See accompanying notes to the consolidated financial statements.

                                       F-5

Conversion of parent's shares        128,954        129         (111)         (18)         -           -            -             -
Shares issued for cash, net
 of offering costs                 1,575,192      1,575            -      858,460          -           -            -       860,035
Shares issued in cancellation
 of debt                             875,000        875            -      660,919          -           -            -       661,794
Shares issued in cancellation
 of accounts payable                 100,000        100            -       31,165          -           -            -        31,265
Shares issued as compensation      3,372,945      3,373            -    2,555,094          -    (759,560)           -     1,798,907
Warrants exercised                    38,807         39            -        3,086     (3,125)          -            -             -
Warrants expired                           -          -            -        5,000     (5,000)          -            -             -

Net loss                                   -          -            -            -          -           -    (3,843,308)  (3,843,308)
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------

December 31, 2000                 21,534,807     21,535            -    9,390,184          -    (759,560)   (9,656,986)  (1,004,827)

Shares issued for cash, net
 of offering costs                 6,497,088      6,497            -    1,257,758          -           -            -     1,264,255
Shares issued as compensation      9,162,197      9,162            -    1,558,599          -    (230,512)           -     1,337,249
Shares issued on previously
 purchased shares                    342,607        342            -      188,208          -           -            -       188,550
Shares issued in cancellation
 of accounts payable                 200,000        200            -       68,880          -           -            -        69,080
Amortization of deferred
 compensation                              -          -            -            -          -     495,036            -       495,036
Stock options issued for services          -          -            -      439,544          -           -            -       439,544

Net loss                                   -          -            -            -          -           -    (4,079,806)  (4,079,806)
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------
December 31, 2001                 37,736,699     37,736            -   12,903,173          -    (495,036)  (13,736,792)  (1,290,919)

Shares issued for cash, net
 of offering costs                18,657,500     18,658            -    2,077,641          -           -             -    2,096,299
Shares issued as compensation      3,840,525      3,841            -    1,044,185          -           -             -    1,048,026
Shares issued on previously
 purchased shares                     50,000         50            -        4,950          -           -             -        5,000
Shares issued in cancellation
 of accounts payable               4,265,184      4,265            -      539,291          -           -             -      543,556
Amortization of deferred
 compensation                              -          -            -            -          -     495,036             -      495,036
Stock options issued for servies           -          -            -      225,000          -           -             -      225,000
Net loss                                   -          -            -            -          -           -    (4,057,153)  (4,057,153)
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------
December 31, 2002                 64,549,908  $  64,550  $         -  $16,794,240 $        -  $        -  $(17,793,945) $  (935,155)
                                  ===========   ========   ==========   ========== =========== ============ ===========  ===========


        See accompanying notes to the consolidated financial statements.

                         SAMARITAN PHARMACEUTICALS, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FROM INCEPTION (SEPTEMBER 5, 1994) AND FOR THE YEARS
                        ENDED DECEMBER 31, 2002 AND 2001







                                                                                From  To
                                                                                Inception                      Years Ended
                                                                            (September 5, 1994)                    Ended
                                                                                   To                          December 31,
CASH FLOWS FROM OPERATING ACTIVITIES:                                       DECEMBER 31, 2002           2002                2001
                                                                            -----------------           -----               -----

Net loss                                                           $            (17,793,945)  $      (4,057,153)  $      (4,079,806)
Adjustments to reconcile net loss to net cash used in
    operating activities:
          Depreciation and amortization                                             105,839              25,347              21,080
          Expenses paid through issuance of stock                                 6,475,364           1,048,026           1,337,249
          Stock options issued for services                                         664,544             225,000             439,544
          Amortization of deferred compensation                                     990,072             495,036             495,036
(Increase) decrease in assets:
          Prepaids and other current assets                                         (16,241)             17,284             (18,000)
Increase (decrease) in liabilities:
          Deferred revenue                                                          250,000                   -                   -
          Accounts payable and accrued expenses                                   1,735,600             221,440             452,296
                                                                     -----------------------    ----------------    ----------------
NET CASH USED IN OPERATING ACTIVITIES                                            (7,588,767)         (2,025,020)         (1,352,601)
                                                                     -----------------------    ----------------    ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of technology                                                             (108,969)                  -                   -
Purchase of furniture and equipment                                                 (84,745)            (19,676)                  -
Patent registration costs                                                          (206,785)             (1,700)           (115,006)
                                                                     -----------------------    ----------------    ----------------
NET CASH USED IN INVESTING ACTIVITIES                                              (400,499)            (21,376)           (115,006)
                                                                     -----------------------    ----------------    ----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from warrants                                                              157,125                   -                   -
Proceeds from debentures                                                            642,120                   -                   -
Proceeds from stock issued for cash                                               5,883,913           2,105,087           1,264,255
Common stock to be issued                                                           193,550                   -               5,000
Offering costs                                                                      (11,071)             (8,787)             (1,234)
Short-term loan repayments                                                         (131,467)           (131,467)                  -
Short-term loan proceeds                                                          1,612,922             135,022             315,900
                                                                     -----------------------    ----------------    ----------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                         8,347,092           2,099,855            1,583,921

CHANGE IN CASH                                                                      357,826              53,459             116,314
CASH AT BEGINNING OF PERIOD                                                               -             304,367             187,853
                                                                     -----------------------    ----------------    ----------------
CASH AT END OF PERIOD                                              $                357,826   $         357,826   $         304,167
                                                                     =======================    ================    ================

NON-CASH FINANCING & INVESTING ACTIVITIES:

Purchase of net, non-cash assets of  subsidiary
     for stock                                                     $                    195   $               -   $               -
Short-term debt and accounts payarble retired through
    issuance of stock                                              $              2,433,735   $         543,556   $          69,080
Issuance of common stock, previously subscribed                    $                  5,000   $           5,000   $         188,550



         See accompanying notes to the consolidated financial statements

                         SAMARITAN PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. The Company Samaritan Pharmaceuticals, Inc. (sometimes the "Company" or "Samaritan") was formed in March 1996 and became public in October 1997. It was named Samaritan Pharmaceuticals in April 2001 to reflect a change in the charter and strategic focus of its business.

Samaritan Pharmaceuticals is an emerging product-driven biopharmaceuticals company. Samaritan is dedicated to saving lives by focusing on the development of unique therapeutic products for Alzheimer's, Aging Related Disorders, Cancer, Cholesterol Reduction, HIV, and Parkinson's disease. Samaritan has an emerging pipeline, with one drug candidate Anticort completing Phase II, two Predictive Medicine Diagnostics and several preclinical drug candidates. Samaritan's collaboration with Georgetown University is designed to accelerate discovery and the development of new products through the "proof of concept" phase and expand Samaritan's intellectual property coverage for proven drug candidates.

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a loss since inception of $17,793,945. As such, the financial statements reflect recurring losses, working capital deficiencies, negative cash flows from operating activities, and adverse key financial ratios. The Company is dependent upon outside capital to continue in existence and to achieve profitable operations.

Management's plans for dealing with the adverse effects of the conditions cited above is to raise working capital through equity financing arrangements and private placements.

Furthermore, management notes that many expenditures can be deferred until funds are available to continue development. While such a strategy would not be preferred due to a competitive market, management is willing to pursue it if necessary.

         B. Basis of Consolidation

The accompanying financial statements include the accounts of the Company and its subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

         C. Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided using the straight line method over the estimated useful lives of the assets.

         D.  Intangibles

1) Legal fees associated with filing patents are recorded at cost. Amortization, once the patent is approved, will be calculated using the straight-line method, over the estimated useful lives of the patents. Because the patents were not approved at December 31, 2002, no amortization was recorded for 2002 and 2001.

2) Purchased technology rights are recorded at cost and are being amortized using the straight line method over the estimated useful life of the technology. Amortization was approximately $10,896 and $10,896 for the years ended December 31, 2002 and 2001. Accumulated amortization at December 31,2002 was $56,298.

         E. Earnings (loss) per share

The Company reports loss per common share in accordance with Statement of Financial Accounting Standards ("SFAS") no. 128, "Earnings Per Share." Generally, the per share effects of potential common shares such as warrants, options, convertible debt and convertible preferred stock have not been included, as the effect would be antidilutive.


         F. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         G. Income Taxes

Pursuant to Statement of Financial Accounting Standards No. 109 ("SFAS 109") "Accounting for Income Taxes", the Company accounts for income taxes under the liability method. Under the liability method, a deferred tax asset or liability is determined based upon the tax effect of the differences between the financial statement and tax basis of assets and liabilities as measured by the enacted rates which will be in effect when these differences reverse.

         H. Research and Development Costs

Research and development costs are expensed when incurred.

         I.  Impairment of Long-Lived Assets

The Company reviews long-lived assets and certain identifiable assets related to those on a quarterly basis for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At December 31, 2002, the Company does not believe that any impairment has occurred.

         J.  Fair Value of Financial Instruments

Statement of Financial Accounting Standard No. 107 "Disclosures about Fair Value of Financial Instruments" (SFAS 107) requires the disclosure of fair value information about financial instruments whether or not recognized on the balance sheet, for which it is practicable to estimate the value. Where quoted market prices are not readily available, fair values are based on quoted market prices of comparable instruments. The carrying amount of cash, accounts payable and accrued expenses approximates fair value because of the short maturity of those instruments.

             K. Stock Based Compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123"), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. Accordingly, compensation cost for the Company's stock at the date of the grant over the amount of an employee must pay to acquire the stock. The Company has adopted the "disclosure only" alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

         L. New Accounting Pronouncements

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 is not expected to have a material impact on the Company's consolidated financial statements.

In July 2002, the FASB issued Statement No. 146 (SFAS 146), "Accounting for Costs Associated with Exit or Disposal Activities." This Standard supercedes the accounting guidance provided by Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity" (including "Certain Costs Incurred in a Restructuring"). SFAS No. 146 requires companies to recognize costs associated with exit activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company is currently evaluating this Standard.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an Amendment of FASB Statement No. 123." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company does not currently intend to adopt the fair value based method of measuring compensation associated with stock awards and grants. As a consequence of continuing to utilize the intrinsic value method of measuring such compensation, the Company will be required to provide additional disclosures in its quarterly financial statements which will reflect the impact on net income and earnings per share on a pro forma basis as if the Company had applied the fair value method to stock-based employee compensation.

2.       PROPERTY AND EQUIPMENT

Property and equipment, at cost, consist of the following as of December 31, 2002:

                                       Estimated Useful Life
                                            (Years)
                                       -----------------------
          Furniture and Fixtures              5-7                   $ 84,745
          Accumulated depreciation                                   (49,540)
                                                                  -------------
                                                                    $ 35,205
                                                                  =============
3.       SHORT-TERM BORROWINGS

On October 5, 2001 the Company issued a note for $237,302. The note is payable on demand and bears interest at 12% per annum. The note had a balance of $120,834 at December 31, 2002.

At December 31, 2002 the Company had an amount due to an entity for $36,121. This loan is unsecured, due on demand and does not accrue interest.

4.       SHAREHOLDERS' DEFICIT

On April 24, 2001, the Company amended its articles of incorporation to increase the authorized number of shares to 100 million and to authorize a class of 5 million shares of preferred stock.

         A. Stock Option Plan

The Company has a stock option plan (Samaritan Pharmaceuticals 2001 Stock Option
Plan). There were 5,074,858 options granted and 2,586,192 options remaining pursuant to the plan as of December 31, 2002.

B Options Outstanding

The following table summarizes the Company's stock options outstanding at December 31, 2002:

                                                                    Weighted
                                                                     Average
                                                  Shares          Exercise Price
                                                 ------------   --------------
Outstanding and exercisable at
 December 31, 2000                                       -           $  -

Granted                                           5,418,615            .55

Exercised and expired                                     -              -

Outstanding and exercisable at
 December 31, 2001                              ---------------  ---------------
                                                  5,418,615            .55

Granted                                           5,317,841            .20

Expired                                          (1,742,248)         (1.05)
                                                ---------------  ---------------
Outstanding and exercisable at
 December 31, 2002                                8,994,208          $ .25
                                                ===============  ===============

The Company applies APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock options. As a result no compensation expense has been recognized for employee and director stock options. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss would have been reported as follows:

                                                  December 31,
                                              2002           2001
                                         -------------   -------------
Net Loss:

            As reported                      $ (4,057,153)   $ (4,079,806)
            Pro Forma                        $ (4,924,153)   $ (4,407,806)

Basic and diluted loss per common share:
            As reported                      $      (0.08)   $      (0.17)
            Pro Forma                        $      (0.10)   $      (0.18)

The Company utilizes the Black-Scholes option-pricing model to calculate the fair value of each individual issuance of options with the following assumptions used for grants during the year ended December 31, 2002 and 2001. The per-share weighted average fair value of stock options granted during 2002 was $0.18 on the date of grant using the Black Scholes pricing model and the following assumptions for the year ended December 31, 2002:

                    Expected dividend yield            0%
                    Risk-free interest rate          5.0%
                    Annualized volatility            150%

At December 31, 2002 the range of exercise price for all of the Company's outstanding stock options was $.10-$3.50, with an average remaining life of 6.3 years and an average exercise price of $.25.

         C. Stock as compensation and settlement of debt

The Company issues stock as compensation for services and supplies, valuing such issues premised upon the fair market value of the stock or the services, whichever is more clearly determinable.

During the year ended December 31, 2001, the Company issued an aggregate of 9,162,917 shares of common stock in consideration of services rendered or to be rendered to the Company. Such shares were valued at an aggregate of $1,567,761 ranging from $.29-$.50 per share, representing the fair value of the shares issued. The issuances were recorded as $230,512 of deferred compensation and the balance of $1,337,249 as non-cash compensation expense. During the year ended December 31, 2001 the Company exchanged 542,607 shares of the Company's common stock in settlement of indebtedness.

During the year ended December 31, 2002, the Company issued an aggregate of 3,840,525 shares of common stock in consideration of services rendered or to be rendered to the Company. Such shares were valued at an aggregate of $1,048,026 ranging from $.17-$.25 per share, representing the fair value of the shares issued. The issuances were recorded as non-cash compensation expense. During the year ended December 31, 2002 the Company exchanged 4,265,184 shares of the Company's common stock in settlement of accounts payable.

6.       INCOME TAXES

The Company follows Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company has net operating loss at December 31, 2002 of approximately $14,000,000 expiring through 2017.

Deferred income tax assets as of December 31, 2002 of $4,700,000 as a result of net operating losses, have been fully offset by valuation allowances. The valuation allowances have been established equal to the full amounts of the deferred tax assets, as the Company is not assured that it is more likely than not that these benefits will be realized.

A reconciliation of the statutory U.S. Federal rate and effective rates is as follows:

                                             Years Ended December 31,
                                             ------------------------
                                              2002             2001
                                             -------          ------

Tax Benefit Computed at Statutory Rates       (35%)            (35%)
Income Tax Benefit Not Utilized                35%              35%
                                             -------          ------
Net Income Tax Benefit                          -                -
                                             =======          ======

7.       COMMITMENTS AND CONTINGENCIES

A. The Company leases various facilities under operating lease agreements expiring through April 2005. Rental expense for the year ended December 31, 2002 was $38,769. Future minimum annual lease payments under the facilities lease agreements for agreements lasting more than one year are as follows:

                                 2003 $ 32,080
                                 2004 $ 33,040
                                 2005 $ 11,120

B. On June 8, 2001 the Company signed a seven year research collaboration and licensing agreement with Georgetown University ("Georgetown"). The agreement commenced July 1, 2001 and terminates June 30, 2008. As consideration for Georgetown's performance under this Agreement the Company shall pay Georgetown $650,000 per year in quarterly installments commencing with the quarter ended September 30, 2001. As of December 31, 2002 the Company has incurred costs of $990,322 which has been recorded as research and development expense in the Company's financial statements.

C. The Company has entered into employment agreements with three officers. Two agreements started January 1, 2001 and the third commenced April 1, 2001. Two agreements are for five years and one agreement is for two years with annual compensation for all three at $780,000 with an annual increase not less than 5% per year. Each officer at his option can receive payment in Company common stock calculated at the lowest closing price of the stock quoted for the period for which the salary has been earned divided by the current discount rate for restricted stock offered by the Company.

Each officer is entitled to a bonus payable in ten year warrants based on a calculation of the Company's market capitalization. In addition each officer is guaranteed annual incentive stock options of the greater of 250,000 or a percentage of the issued and outstanding shares on the anniversary date of the agreement. The percentage ranges from 1% to 4%. Such options vest 25% each quarter and are priced at the lowest closing price of the Company's common stock in the quarter preceding the grant. The options terminate after ten years.

8.         LITIGATION

Samaritan, from time to time, is involved in various legal proceedings in the ordinary course of our business and are currently executing a settlement agreement signed by all parties to resolve previously reported pending lawsuits. Samaritan believes, based on the settlement agreement, that the resolution of any currently pending legal proceedings, either individually or taken as a whole, will not have a material adverse effect on its business, financial condition or results of operations.

9.       FUSION TRANSACTION

On November 13, 2000, Samaritan entered into a stock purchase agreement with Fusion Capital Fund II, LLC, ("Fusion") pursuant to which Fusion Capital agreed to purchase up to $10 million of the Company's common stock over a 25 month period from January 17, 2001, which period may be extended an additional three months at the Company's discretion. Subject to the limits on purchase and the termination rights described below during each month, Fusion Capital shall purchase up to $400,000 of the Company's common stock. The obligation of Fusion Capital to purchase each month is subject to customary conditions, all of which are outside the control of Fusion Capital as well as the Company's right to suspend purchases described below. At such time as Fusion Capital purchases $10,000,000 of the Company's common stock, the Company, at its discretion, may elect to enter into an additional $10,000,000 common stock purchase agreement. This amount may be increased or decreased by Samaritan. The selling price per share is equal to the lowest of (a) the lowest sale price of the common stock on the day of submission of a purchase notice by Fusion Capital; or (b) the average of the three lowest closing sale prices of the common stock during the 15 trading days prior to the date of submission of a purchase notice by Fusion Capital; or (c) $20.00. As of January, 2000, the Company elected to enter into such additional $10,000,000 for a total of $20,000,000. The selling price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction occurring during the 15 trading days in which the closing sale price is used to compute the purchase price. Notwithstanding the foregoing, Fusion Capital may not purchase shares of common stock under the stock purchase agreement if Fusion Capital or its affiliates would beneficially own more than 4.99% of the then aggregate outstanding common stock immediately after the proposed purchase.

If the closing sale price of the Company's common stock is below $20.00, the Company has the unconditional right to suspend purchases until the earlier of
(1) our revocation of such suspension and (2) such time as the sale price of our common stock is above $20.00.

If the closing sales price of the Company's common stock on each of the five trading days immediately prior to the first trading day of any monthly period is at least $5.00, the Company has the right to require that Fusion purchase all or a portion of the remaining amount of the stock purchase agreement during the next two monthly periods. If the closing sale price of the Company's common stock is below $20.00 for any 10 consecutive trading days, then the Company may elect to terminate the stock purchase agreement without any liability or payment to Fusion.

Under the terms of the stock purchase agreement, Fusion Capital received 1,054,945 shares of common stock on November 6, 2000.

In connection with this agreement, the Company agreed to pay to consultants 200,000 warrants exercisable for the Company's common stock. The warrants were issuable upon the initial funding by Fusion.

During the year ended December 31, 2002 pursuant to the agreement, Fusion purchased 5,170,000 shares for $756,337. At December 31, 2002, Fusion had advanced additional funds of $162,500 to be repaid through additional issuances subsequent to year end. The amount advanced is reflected as short-term borrowings in the accompanying financial statements.

10.      RISKS AND UNCERTAINTIES

Marketability of the product is dependent, among other things, upon securing additional capital to successfully complete the clinical testing of the product, securing FDA approval, and procurement of viable patents.

                       SAMARITAN PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)
                                 March 31, 2003

                                     ASSETS

CURRENT ASSETS:
Cash                                                         $          288,525
Prepaid expense                                                           7,350
                                                               -----------------
Total current assets                                                    295,875
                                                               -----------------

FIXED ASSETS:
Furniture & equipment, at cost                                           90,219
Accumulated depreciation                                                (53,154)
                                                               -----------------
                                                                         37,065
                                                               -----------------

OTHER ASSETS:
Patent registration costs                                               199,776
Purchased  technology rights, net of accumulated
    amortization of $59,022                                              49,947
Deposits                                                                 15,720
                                                               -----------------
                                                                        265,443
                                                               -----------------
TOTAL ASSETS                                                 $          598,383
                                                               =================

                       LIABILITIES & SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable                                             $          289,708
Accrued expenses, directors & officers                                  817,717
Common stock to be issued                                               214,700
Short-term borrowings                                                   135,890
                                                               -----------------
Total current liabilities                                             1,458,015

LONG-TERM LIABILITIES
Deferred revenue                                                        250,000
                                                               -----------------
                                                                      1,708,015
                                                               -----------------
SHAREHOLDERS'  DEFICIT:
Common stock, 100,000,000 share authorized at $.001
     par value,  68,720,622 issued and outstanding                       68,721
Additional paid in capital                                           17,253,569
Accumulated deficit                                                 (18,431,922)
                                                               -----------------
                                                                     (1,109,632)
                                                               -----------------

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                  $          598,383
                                                               =================





   See accompanying notes to the consolidated financial statements (unaudited)

                         SAMARITAN PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
        FROM INCEPTION (SEPTEMBER 5, 1994), AND FOR THE FOR THREE MONTHS
                          ENDED MARCH 31, 2003 AND 2002






                                          From                      For the Three
                                        Inception                    Months Ended
                                       (09/05/94)                      March 31,
                                           To            -----------------------------------
                                        03/31/03              2003               2002
                                     ----------------    ----------------   ----------------
REVENUES:                          $          50,000   $               -  $               -
                                     ----------------    ----------------   ----------------


EXPENSES:

Research & development                     4,089,036             187,695            161,014
Interest, net                                 47,619               3,947              6,369
General & administrative                  13,379,870             439,998            406,569
Depreciation and amortization              1,103,177               6,337            129,029
Forgiveness of debt                         (137,780)                  -                  -
                                     ----------------    ----------------   ----------------
                                          18,481,922             637,977            702,981
                                     ----------------    ----------------   ----------------

Net loss                           $     (18,431,922)  $        (637,977) $        (702,981)
                                     ================    ================   ================
Earnings per share:
               Basic & diluted     $           (1.06)  $           (0.01) $           (0.02)
                                     ================    ================   ================


Weighted average number of
 shares outstanding:

               Basic & diluted            17,379,383          66,635,265         40,527,334






 See accompanying notes to the consolidated, financial statements (unaudited)

                        SAMARITAN PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

             FROM INCEPTION (SEPTEMBER 5, 1994) TO DECEMBER 31, 2002


                                      Number    Par Value  Reserved     Additional                                          Total
                                        of       Common       for        Paid in                 Deferred  Accumulated Shareholders'
                                     Shares      Stock     Conversion    Capital     Warrants   Compensation   Deficit    Deficit
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------
Inception at September 5, 1994             -  $       -  $         -  $         - $        -  $        - $          -   $         -

Shares issued for cash, net of
 offering costs                    6,085,386        609            -      635,481          -           -            -       636,090
Warrants issued for cash                   -          -            -            -      5,000           -            -         5,000
Shares issued as compensation
 for services                        714,500         71            -    1,428,929          -           -            -     1,429,000

Net loss                                   -          -            -            -          -           -    (2,152,843)  (2,152,843)
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------
December 31, 1996                  6,799,886        680            -    2,064,410      5,000           -    (2,152,843)     (82,753)

Issuance of stock, prior to
 acquisition                         206,350         21            -      371,134          -           -            -       371,155
Acquisition of subsidiary for
 stock                             1,503,000        150            -       46,545          -           -            -        46,695


Shares of parent redeemed,
 par value $.001                  (8,509,236)      (851)           -          851          -           -            -             -
Shares of public subsidiary
 issued, par value $.001           7,689,690      7,690          820       (8,510)         -           -            -             -

Net loss                                   -          -            -            -          -           -     (979,635)     (979,635)
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------

December 31, 1997                  7,689,690      7,690          820    2,474,430      5,000           -    (3,132,478)    (644,538)

Conversion of parent's shares        696,022        696         (696)           -          -           -            -             -
Shares issued for cash, net of
 offering costs                      693,500        694            -      605,185          -           -            -       605,879
Shares issued in cancellation
 of debt                             525,000        525            -      524,475          -           -            -       525,000
Shares issued as compensation        400,000        400            -      349,600          -           -            -       350,000

Net loss                                   -          -            -            -          -           -    (1,009,945)  (1,009,945)
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------
December 31, 1998                 10,004,212     10,005          124    3,953,690      5,000           -    (4,142,423)    (173,604)

Conversion of parent's shares         13,000         13          (13)           -          -           -            -             -
Shares issued in cancellation
 of debt                              30,000         30            -       29,970          -           -            -        30,000
Shares issued for cash, net
 of offering costs                    45,000         45            -       41,367          -           -            -        41,412
Shares issued as compensation      3,569,250      3,569            -      462,113          -           -            -       465,682
Detachable warrants issued                 -          -            -            -    152,125           -            -       152,125
Detachable warrants exercised        100,000        100            -      148,900   (149,000)          -            -             -
Debentures converted to stock      1,682,447      1,682            -      640,438          -           -            -       642,120

Net loss                                   -          -            -            -          -           -    (1,671,255)  (1,671,255)
                                   -----------   --------   ----------   ---------- ----------- ------------ -----------  ----------

December 31, 1999                 15,443,909     15,444          111    5,276,478      8,125           -    (5,813,678)    (513,520)


        See accompanying notes to the consolidated financial statements.

                                      F-18

Conversion of parent's shares        128,954        129         (111)         (18)         -           -            -             -
Shares issued for cash, net
 of offering costs                 1,575,192      1,575            -      858,460          -           -            -       860,035
Shares issued in cancellation
 of debt                             875,000        875            -      660,919          -           -            -       661,794
Shares issued in cancellation
 of accounts payable                 100,000        100            -       31,165          -           -            -        31,265
Shares issued as compensation      3,372,945      3,373            -    2,555,094          -    (759,560)           -     1,798,907
Warrants exercised                    38,807         39            -        3,086     (3,125)          -            -             -
Warrants expired                           -          -            -        5,000     (5,000)          -            -             -

Net loss                                   -          -            -            -          -           -    (3,843,308)  (3,843,308)
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------

December 31, 2000                 21,534,807     21,535            -    9,390,184          -    (759,560)   (9,656,986)  (1,004,827)

Shares issued for cash, net
 of offering costs                 6,497,088      6,497            -    1,257,758          -           -            -     1,264,255
Shares issued as compensation      9,162,197      9,162            -    1,558,599          -    (230,512)           -     1,337,249
Shares issued on previously
 purchased shares                    342,607        342            -      188,208          -           -            -       188,550
Shares issued in cancellation
 of accounts payable                 200,000        200            -       68,880          -           -            -        69,080
Amortization of deferred
 compensation                              -          -            -            -          -     495,036            -       495,036
Stock options issued for services          -          -            -      439,544          -           -            -       439,544

Net loss                                   -          -            -            -          -           -    (4,079,806)  (4,079,806)
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------
December 31, 2001                 37,736,699     37,736            -   12,903,173          -    (495,036)  (13,736,792)  (1,290,919)

Shares issued for cash, net
 of offering costs                18,657,500     18,658            -    2,077,641          -           -             -    2,096,299
Shares issued as compensation      3,840,525      3,841            -    1,044,185          -           -             -    1,048,026
Shares issued on previously
 purchased shares                     50,000         50            -        4,950          -           -             -        5,000
Shares issued in cancellation
 of accounts payable               4,265,184      4,265            -      539,291          -           -             -      543,556
Amortization of deferred
 compensation                              -          -            -            -          -     495,036             -      495,036
Stock options issued for services          -          -            -      225,000          -           -             -      225,000

Net loss                                   -          -            -            -          -           -    (4,057,153)  (4,057,153)
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------
December 31, 2002                 64,549,908  $  64,550  $         -  $16,794,240 $        -  $        -  $(17,793,945) $  (935,155)

Shares issued for cash, net of
 offering costs                    3,010,000      3,010             -     297,990          -           -             -      301,000
Shares issued in cancellation
 of accounts payable               1,160,714      1,161             -     161,339          -           -             -      162,500

Net loss                                   -          -             -           -          -           -      (637,977)    (637,977)
                                  -----------   --------   ----------   ---------- ----------- ------------ -----------  -----------

March 31, 2003                    68,720,622     68,721             - $17,253,569 $        -  $        -  $(18,431,922) $(1,109,632)
                                  ===========   ========   ==========   ========== =========== ============ ===========  ===========



   See accompanying notes to the consolidated financial statements (unaudited)

                         SAMARITAN PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
           FROM INCEPTION (SEPTEMBER 5, 1994) AND FOR THE THREE MONTHS
                           ENDED MARCH 31, 2003 & 2002

                                                                                From
                                                                             Inception
                                                                             (09/05/94)
CASH FLOWS FROM OPERATING ACTIVITIES:                                        TO 3/31/2003              2003                 2002
                                                                             ------------              -----                ----

Net loss                                                                 $    (18,431,922) $         (637,977)  $         (702,981)
Adjustments to reconcile net loss to net cash used in
    operating activities:
                Depreciation and amortization                                     112,177               6,338              129,028
                Expenses paid through issuance of stock                         6,475,364                   -               65,553
                Stock options issued for services                                 664,544                   -                    -
(Increase) decrease in assets:                                                    990,072                   -                    -
                Prepaids & other current assets                                   (20,591)             (4,350)              13,667
Increase (decrease) in liabilities:
                Deferred revenue                                                  250,000                   -                    -
                Accounts payable & accrued expenses                             1,815,537              79,937              (89,959)
                                                                           ---------------   -----------------    -----------------

NET CASH USED IN OPERATING ACTIVITIES                                          (8,144,819)           (556,052)            (584,692)
                                                                           ---------------   -----------------    ------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of technology                                                           (108,969)                  -                    -
Purchase of furniture and equipment                                               (90,219)             (5,474)                   -
Patent registration costs                                                        (209,195)             (2,410)             (14,000)
                                                                           ---------------   -----------------    -----------------

NET CASH USED IN INVESTING ACTIVITIES                                            (408,383)             (7,884)             (14,000)
                                                                           ---------------   -----------------    ------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from warrants                                                            157,125                   -                    -
Proceeds from debentures                                                          642,120                   -                    -
Proceeds from stock issued for cash                                             6,184,913             301,000              314,500
Common stock to be issued                                                         408,250             214,700               28,000
Offering costs                                                                    (11,071)                  -                    -
Short-term borrowings repayments                                                 (152,532)            (21,065)             (50,000)
Short-term borrowings                                                           1,612,922                   -              212,500
                                                                           ---------------   -----------------    -----------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                       8,841,727             494,635              505,000
                                                                           ---------------   -----------------    ------------------

CHANGE IN CASH                                                                    288,525             (69,301)             (93,692)
CASH AT BEGINNING OF PERIOD                                                             -             357,826              304,367
                                                                           ---------------   -----------------    -----------------
CASH AT END OF PERIOD                                                    $        288,525  $          288,525   $          210,675
                                                                           ===============   =================    =================

NON-CASH FINANCING & INVESTING ACTIVITIES:

Purchase of net, non-cash assets of  subsidiary
     for stock                                                           $            195  $                -   $                -
Short-term debt and accounts payable retired through issuance
    of stock                                                             $      2,596,235  $          162,500   $                -
Issuance of common stock, previously subscribed                          $              -  $                -                5,000



  See accompanying notes to the consolidated, financial statements (unaudited)

                         Samaritan Pharmaceuticals, Inc.
                          (A Development Stage Company)

                   Notes to Consolidated Financial Statements
                                   (Unaudited)
                                 March 31, 2003

1.    Basis of Presentation

         The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, these financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.

         The interim unaudited consolidated financial statements contained herein includes, in management's opinion, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the company's financial position, results of operations, and cash flows for the periods presented.

         The results of operations for the interim period shown on this report are not necessarily indicative of results for a full year. These financial statements should be read in conjunction with the Company's consolidated financial statements and notes for the year ended December 31, 2002 included in the Company's Annual Report on Form 10-KSB.

2.    Net Loss Per Share

         Basic and diluted net loss per share available to common stockholders has been calculated by dividing net loss by the weighted average number of common shares outstanding during the period. All potential common shares have been excluded from the calculation of weighted average common shares outstanding since their inclusion would be anti-dilutive.

         Stock options and warrants to purchase shares of common stock were outstanding at March 31, 2003, but were not included in the computation of diluted net loss per common share because they were anti-dilutive. The exercise of options and warrants outstanding as of March 31, 2003, could generate proceeds to the Company and could potentially dilute earnings per share in the future.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors and Officers.

None of our directors will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of the directors, officers, and employees of Samaritan Pharmaceuticals, Inc. in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of Samaritan Pharmaceuticals, Inc. if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the board of directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting us. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties to us, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder's rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders who have suffered losses in connection with the purchase or sale of their interest in Samaritan Pharmaceuticals, Inc. in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

The Company has entered into indemnification agreements with each of its directors and officers, indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that he or she is or was a director or officer or served at our request as a director of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Nevada law.) An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Samaritan Pharmaceuticals, except to the extent Nevada law shall permit broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by Samaritan Pharmaceutical's Certificate of Incorporation and by Nevada law.

Commission Position of Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company, Samaritan Pharmaceuticals, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses (other than the underwriting discounts and commissions and the Underwriter's Non-Accountable Expense Allowance) expected to be incurred in connection with the issuance and distribution of the securities being registered.

      SEC Registration.................................... $    227.28
      Legal Fees and Expenses*............................ $  5,000.00
      Accounting Fees*.................................... $  5,000.00
      Miscellaneous*...................................... $  2,000.00
                                                           ===========
      Total............................................... $ 12,227.28

* Estimated

Item 26. Recent Sales of Unregistered Securities

The following sets forth securities sold by the Company in the recent past, including any during the period covered by this registration statement. These securities were shares of Common Stock of the Company, they were sold for cash unless otherwise noted, they were sold in private transactions to persons believed to be of a class of "accredited investors" not affiliated with the Company unless otherwise noted, and purchasing the shares with an investment intent, and the Company relied upon, among other possible exemptions, Section 4(2) of the Securities Act of 1933, as amended. It's reliance on said exemption was based upon the fact that no public solicitation was used by the Company in the offer or sale, and that the securities were legend shares, along with a notation at the respective transfer agent, restricting the shares from sale or transfer as in customary with reference to Rule 144 of the U.S. Securities and Exchange Commission ("SEC").

During the period from 4-01-2000 ended 6-30-00, the Company issued an aggregate of 783,000 restricted shares of common stock for a aggregate valuation of $341,706 to various consultants, in consideration of services rendered or to be rendered to the Company. Also during this same time period the company issued an additional 750,000 restricted shares of common stock for a aggregate valuation of $168,531 in the retirement of debt.

During the period from 10-01-2000 ended 12-31-2000, the Company issued an aggregate of 875,000 restricted shares of common stock for a aggregate valuation of $418,371 in the settlement of debt. Also, during the same period, the Company completed a Regulation D placement "Stein Morgan" in which the Company issued an aggregate of 943,315 shares of restricted common stock for an aggregate valuation of $637,400.

During the period from 1-01-2001 ended 3-31-01, the Company issued an aggregate of 658,918 restricted shares of common stock for a aggregate valuation of $62,752 of various consultants, in consideration of services rendered or to be rendered to the Company.

During the period from 4-01-2001 ended 6-01-2001, the Company issued an aggregate of 1,362,909 restricted shares of common stock for a aggregate valuation of $492,167 of various consultants, in consideration of services rendered or to be rendered to the Company.

During the period from 7-01-2001 ended 9-30-2001 Company completed a Regulation D placement "2001 Common Stock Private Placement", the Company issued an aggregate of 1,210,000 shares of restricted common stock for an aggregate valuation of $302,500. Also, during the same period, the Company issued an aggregate of 2,111,650 restricted shares of common stock for a aggregate valuation of $692,882 of various consultants, in consideration of services rendered or to be rendered to the Company.

During the period from 10-01-2001 ended 12-31-2001, the Company issued an aggregate of 150,000 restricted shares of common stock for a aggregate valuation of $15,000 of various consultants, in consideration of services rendered or to be rendered to the Company. During the same period, the Company issued an aggregate of 4,795,415 restricted shares of common stock for a aggregate valuation of $479,541 for the Samaritan Pharmaceuticals Executive Benefit Plan. The Company issued an aggregate of 2,300,000 restricted shares of common stock for an aggregate valuation of $230,000 upon the approval of Proposal 3 at the shareholders meeting. Also, within the period from 11-01-2001 ended 12-10-01, the Company completed a Regulation D placement "2001 November Common Stock Private Placement", the Company issued an aggregate of 2,000,000 shares of restricted common stock for an aggregate valuation of $200,000.

During the period from 12-12-2001 ended 2-10-2002, the Company completed a Regulation D placement "2001 December Common Stock Private placement", the Company issued an aggregate of 3,981,000 shares of restricted common stock for an aggregate valuation of $398,100

During the period from 1-01-2002 ended 3-31-2002, the Company issued an aggregate of 420,483 restricted shares of common stock for a aggregate valuation of $65,553 of various consultants, in consideration of services rendered or to be rendered to the Company. During the same period, the Company issued an aggregate of 1,036,422 restricted shares of common stock for a aggregate valuation of $161,576 for the settlement of accounts payable. The Company issued an aggregate of 635,555 restricted shares of common stock for an aggregate valuation of $103,241 to 3rd party vendors converted shares in lieu of cash , the Company issued an aggregate of 821,350 restricted shares of common stock for a aggregate valuation of $123,888 for the Samaritan Pharmaceuticals Executive Benefit Plan.

During the period from 3-01-2002 ended 9-10-2002, the Company completed a Regulation D placement "2002 April Common Stock Private Placement", the Company issued an aggregate of 7,865,000 shares of restricted common stock for an aggregate valuation of $786,500.

During the period from 4-01-2002 ended 6-30-2002, the Company issued an aggregate of 3,479,629 restricted shares of common stock for a aggregate valuation of $477,100 for the settlement of accounts payable of the Company.

During the period from 7-01-2002 ended 9-30-2002, the Company issued an aggregate of 211,518 restricted shares of common stock for a aggregate valuation of $21,151.80 of various consultants, in consideration of services rendered or to be rendered to the Company, the Company issued an aggregate of 2,957,657 restricted shares of common stock for a aggregate valuation of $408,903 for the Samaritan Pharmaceuticals Executive Benefit Plan.

During the period from 9-15-2002 ended 12-31-2002, the Company completed a Regulation D placement "Private Placement #4 2002", the Company issued an aggregate of 2,412,500 shares of restricted common stock for an aggregate valuation of $241,250.

 During the period from 1-01-2003 ended 5-28-2003, the Company completed a Regulation D placement "Private Placement #5 2003", the Company issued an aggregate of 7,077,000 shares of restricted common stock for an aggregate valuation of $707,700.

During the period from 4-01-2003 ended 5-28-2003, the Company issued an aggregate of 56,818 restricted shares of common stock for a aggregate valuation of $10,000 of various consultants, in consideration of services rendered or to be rendered to the Company.

Item 27.  Exhibits.

Listed below are all exhibits filed as part of this report. Some exhibits are filed by the Registrant with the Securities and Exchange Commission pursuant to Rule 12b-32 under the Securities Exchange Act of 1934, as amended.


Exhibits
No.                      Description
----------------------------------------------------------------------
2.1      Agreement and Plan of Reorganization (1)
3.1      Articles of Incorporation, as amended and restated (5)
3.2      By-laws (3)
4.1      Form of common stock certificate (1)
4.2      2001 Stock Option Plan (4)
5.1      Opinion on legality *
10.1     Assignment between Linda Johnson and the Company dated
         September 6, 2000. (5)
10.2 Assignment between Linda Johnson and Spectrum Pharmaceuticals Corporation dated May 14, 1999. (5)
10.3 Agreement containing the assignment of U.S. Patent Application 07/233,247 with improvements dated May 22, 1990. (5)
10.4 Agreement between AIDS Research Alliance Agreement and the Company dated March 5, 1999 (1)
10.5 Common Stock Purchase Agreement between Company and Fusion Capital Fund II, LLC, dated April 22, 2003 (2)
10.6 Registration Rights Agreement between Company and Fusion Capital Fund II, LLC dated April 22, 2003. (2)
10.7     Agreement between Samaritan Pharmaceuticals, Inc. and Doug Bessert (5)
10.8     Agreement between Samaritan Pharmaceuticals, Inc. and Eugene Boyle (5)
10.9     Agreement between Samaritan Pharmaceuticals, Inc and Janet Greeson (5)
16.1     Letter on change in certifying accountant (6)
21.1     List of Subsidiaries *
23.1     Consent of Experts and Counsel -- Consent of Counsel (included in
         Exhibit 5.1)
23.2     Consent of Experts and Counsel -- Consent of Accountant *

------------------------------------------

*        Filed herewith

(1) Filed as an exhibit to Samaritan Pharmaceutical's Form 10-SB, filed on July 21, 1999, and incorporated herein by reference.
(2) Filed as an exhibit to Samaritan Pharmaceutical's Report on Form 8-K filed on April 25, 2003, and incorporated herein by reference.
(3) Filed as an exhibit to Samaritan Pharmaceutical's Annual Report on Form 10K-SB, filed on April 3, 2001, and incorporated herein by reference.
(4) Filed as an exhibit to Samaritan Pharmaceutical's Schedule 14A filed on April 3, 2001, and incorporated herein by reference
(5) Filed as an exhibit to Samaritan Pharmaceutical's Quarterly Report on Form 10-QSB filed on August 14, 2002, and incorporated herein by reference.
(6) Filed as an exhibit to Samaritan Pharmaceutical's Report on Form 8-K filed on September 27, 2002, and incorporated herein by reference.

Item 28. Undertakings.

The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

   (iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the registrant's directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Las Vegas, Nevada, on June 4, 2003.

         .                            Samaritan Pharmaceuticals, Inc.

                                      By: /s/ Dr. Janet Greeson
                                    Janet Greeson, Ph.D. Chief Executive Officer



In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:


Signature                                           Title                                          Date
---------                                        -----------                                  -------------

/s/ Janet Greeson                           Chief Executive Officer and Director               June 4, 2003
-------------------------
Janet Greeson, Ph.D.                        (principal executive officer)

/s/ Eugene Boyle                            Chief Financial Officer and Director               June 4, 2003
-------------------------
Eugene Boyle                                (principal financial officer and
                                            principal accounting officer)

/s/ Welter Holden                           Director                                           June 4, 2003
-------------------------
Welter Holden

/s/ J Doug Bessert                          Director                                           June 4, 2003
-------------------------
Doug Bessert

/s/ Cynthia Thompson                        Director                                           June 4, 2003
-------------------------
Cynthia Thompson

/s/ H. Thomas Winn                          Director                                           June 4, 2003
-------------------------
H. Thomas Winn

/s/ Brian Sullivan                          Director                                           June 4, 2003
-------------------------
Brian Sullivan

/s/ Vassilios Papadopoulos, Ph.D.           Director                                           June 4, 2003
---------------------------------
Vassilios Papadopoulos, Ph.D.

/s/ Dr. Erasto R. Saldi                     Director                                           June 4, 2003
---------------------------
Dr. Erasto R. Saldi


                                INDEX OF EXHIBITS



No.                      Description
----------------------------------------------------------------------
2.1      Agreement and Plan of Reorganization (1)
3.1      Articles of Incorporation, as amended and restated (5)
3.2      By-laws (3)
4.1      Form of common stock certificate (1)
4.2      2001 Stock Option Plan (4)
5.1      Opinion on legality *
10.1     Assignment between Linda Johnson and the Company dated September 6,
         2000. (5)
10.2 Assignment between Linda Johnson and Spectrum Pharmaceuticals Corporation dated May 14, 1999. (5)
10.3 Agreement containing the assignment of U.S. Patent Application 07/233,247 with improvements dated May 22, 1990. (5)
10.4 Agreement between AIDS Research Alliance Agreement and the Company dated March 5, 1999 (1)
10.5 Common Stock Purchase Agreement between Company and Fusion Capital Fund II, LLC, dated April 22, 2003 (2)
10.6 Registration Rights Agreement between Company and Fusion Capital Fund II, LLC dated April 22, 2003. (2)
10.7     Agreement between Samaritan Pharmaceuticals, Inc. and Doug Bessert (5)
10.8     Agreement between Samaritan Pharmaceuticals, Inc. and Eugene Boyle (5)
10.9     Agreement between Samaritan Pharmaceuticals, Inc and Janet Greeson (5)
16.1     Letter on change in certifying accountant (6)
21.1     List of Subsidiaries *
23.1     Consent of Experts and Counsel -- Consent of Counsel (included in
         Exhibit 5.1)
23.2     Consent of Experts and Counsel -- Consent of Accountant *

------------------------------------------

*        Filed herewith

(1) Filed as an exhibit to Samaritan Pharmaceutical's Form 10-SB, filed on July 21, 1999, and incorporated herein by reference.
(2) Filed as an exhibit to Samaritan Pharmaceutical's Report on Form 8-K filed on April 25, 2003, and incorporated herein by reference.
 (3) Filed as an exhibit to Samaritan Pharmaceutical's Annual Report on Form 10K-SB, filed on April 3, 2001, and incorporated herein by reference.
(4) Filed as an exhibit to Samaritan Pharmaceutical's Schedule 14A filed on April 3, 2001, and incorporated herein by reference
(5) Filed as an exhibit to Samaritan Pharmaceutical's Quarterly Report on Form 10-QSB filed on August 14, 2002, and incorporated herein by reference.
(6) Filed as an exhibit to Samaritan Pharmaceutical's Report on Form 8-K filed on September 27, 2002, and incorporated herein by reference.

                                   EXHIBIT 5.1

              CONSENT OF EXPERTS AND COUNSEL -- CONSENT OF COUNSEL


June 3, 2003

Samaritan Pharmaceuticals, Inc.
101 Convention Center Drive, Suite 310
Las Vegas, Nevada 89109

Re:      Samaritan Pharmaceuticals, Inc. (the "Corporation")
         Registration Statement on Form SB-2 (the "Registration Statement")

Ladies and Gentlemen:

We have acted as special counsel to the Corporation in connection with the preparation of the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 Act"), relating to the proposed public offering of up to 18,125,000 shares of the Corporation's common stock (the "Common Stock").

We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-B promulgated under the 1933 Act for filing as Exhibit 5.1 to the Registration Statement.

We are familiar with the Registration Statement, and we have examined the Corporation's Articles of Incorporation, as amended to date, the Corporation's Bylaws, as amended to date, and minutes and resolutions of the Corporation's Board of Directors and shareholders. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as we have deemed necessary or appropriate for the purpose of this opinion.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Selling Stockholder (as defined in the Registration Statement) to the public, when issued and sold in the manner described in the Registration Statement (as amended), will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

Very truly yours,

/s/ Kirkpatrick & Lockhart LLP

KIRKPATRICK & LOCKHART LLP

                                  EXHIBIT 21.1


                              LIST OF SUBSIDIARIES





Steroidogenesis Inhibitors, Inc., a Nevada corporation with its principal place of business in Las Vegas, Nevada.

                                  EXHIBIT 23.2



             CONSENT OF EXPERTS AND COUNSEL -- CONSENT OF ACCOUNTANT





Sherb & Co., LLP



CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form SB-2 of Samaritan Pharmaceuticals, Inc., of our report dated April 9, 2003, relating to the consolidated financial statements of the Company, as of December 31, 2002 and 2001 and for the years ended December 31, 2002 and 2001 appearing in such Prospectus. We also consent to the references to us under the heading "Expert" in the Prospectus.



/s/ Sherb & Co., LLP

Sherb & Co., LLP

Certified Public Accountants



New York, New York

June 4, 2003